UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Jabil Inc.
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NOTICE

OF ANNUAL MEETING OF STOCKHOLDERS

Thursday January 23, 2025 10:00 a.m., ET	Voting Information Every Vote is Important! Please vote as soon as possible by any of the following methods:

Access The Annual Meeting

Stockholders may participate in the completely

virtual annual meeting by logging in at:

www.virtualshareholdermeeting.com/JBL2025.

Record Date

Stockholders of record at the close of business on

November 29, 2024, are entitled to attend and

vote at the annual meeting.

Materials

These proxy materials and our annual report were

first sent or made available to stockholders on

December 12, 2024.

Vote Online before the meeting by going to: www.proxyvote.com
Vote by telephone (24/7) (800) 690-6903
Vote by Mail If you received a paper copy of the proxy form by mail, please mark, sign, date and return it in the enclosed, postage-paid envelope.
Vote During Meeting by going to: www.virtualshareholdermeeting.com/JBL2025

Items of Business

Stockholders are being asked to vote on the agenda items described below and to consider any other business properly brought before the annual meeting.

	Voting Proposal	Board Recommendations

1	Elect nine director nominees named in the proxy statement to serve until the next annual meeting of stockholders or until their respective successors are duly elected.	For Each Director Nominee

2	Ratify the appointment of Ernst & Young LLP as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2025.	For

3	Approve (on an advisory basis) Jabil’s executive compensation.	For

4-5	Consider and act upon the stockholder proposals described in this proxy statement, if properly presented at the Annual Meeting.	Against Each Proposal

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 23, 2025:

The Notice of Meeting, Proxy Statement, Annual Report to Stockholders and the means to vote online are available at www.proxyvote.com.

We are pleased to welcome stockholders to our 2025 annual meeting. For accessibility and ease of attendance, the meeting will be held in a virtual format only via the internet. There will be no physical location for stockholders to attend. To attend, vote and submit questions, stockholders should visit www.virtualshareholdermeeting.com/JBL2025 and enter the 16-digit control number on the proxy card, voting instruction form or Notice of Internet Availability. For more details, see “Meeting Access and Additional Information” in this Proxy Statement.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all information you should consider. Please read the entire Proxy Statement carefully before voting.

The enclosed proxy is solicited on behalf of Jabil Inc., a Delaware corporation (references to “Jabil,” “Company,” “we,” “our,” or “us” mean Jabil Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders.

Our Company Overview

Jabil is a leading provider of worldwide manufacturing services and solutions. We provide comprehensive electronics design, production, and product management services to companies in various industries and end markets.

Our Fiscal Year

Jabil’s fiscal year begins on September 1 and ends on August 31. Our 2024 fiscal year began September 1, 2023 and ended on August 31, 2024. Similarly, our 2025 fiscal year began on September 1, 2024 and will end on August 31, 2025.

Key FY 2024 Performance Results

*A reconciliation for each of these measures can be found in Appendix A to this proxy statement.

Fiscal Year 2024 Dynamic Operating Environment

Despite a dynamic global operating environment, Jabil proved to be resilient to market headwinds during fiscal year 2024. Our diversified approach across multiple end markets still delivered strong results as we navigated the divesture of our Mobility business while managing challenges in certain end markets.

Jabil Inc. Fiscal Year 2024 Proxy Statement	1

Corporate Governance Highlights

For a detailed discussion of our corporate governance, please see “Corporate Governance” beginning on page 6.

Board Leadership

Mr. Mark Mondello, former Chief Executive Officer of the Company, remains on our Board as Chairman and has continuing executive responsibilities related to acquisitions and other strategic matters. Mr. Steve Raymund is Lead Independent Director. In that role, Mr. Raymund presides at meetings of the Board when Mr. Mondello is not present (including executive sessions of the independent directors), approves the agenda and schedule for Board meetings and has authority to call executive sessions of the independent directors. Mr. Raymund may also act as a liaison between the Chairman and the independent directors.

Jabil Inc. Fiscal Year 2024 Proxy Statement	2

Our Director Nominees

Our Board recommends that you vote FOR each of the director nominees named below for terms that expire at the Annual Meeting to be held in 2026. The following table provides summary information about each nominee, and you can find additional information under “Proposal 1, Election of Directors” on page 16. All directors with the exception of Messrs. Mondello and Dastoor are independent.

			Committee Memberships

Name Occupation	Age	Director Since	AC	CC	CSC	N& CGC	No. of Other Public Boards

Anousheh Ansari CEO, XPRIZE	58	2016					0

Michael Dastoor CEO and Director, Jabil Inc.	59	2024					1

Christopher S. Holland Former SVP & CFO, C. R. Bard, Inc.	58	2018					1

Mark T. Mondello Chairman of the Board, Jabil Inc.	60	2013					0

John C. Plant CEO, Chairman, Howmet Aerospace Inc.	71	2016					2

Steven A. Raymund Retired Chairman & CEO, Tech Data Corporation and Lead Independent Director, Jabil Inc.	69	1996					1

James Siminoff Chief Strategy Officer, Latch Inc.	48	2024					0

N.V. “Tiger” Tyagarajan Former President and CEO, Genpact Limited	63	2024					1

Kathleen A. Walters Retired EVP & Group President, Georgia-Pacific	73	2019					0

KEY

Member	AC – Audit Committee
Chair	CC – Compensation Committee

Financial Expert	CSC – Cybersecurity Committee

N&CGC – Nominating & Corporate Governance Committee

Director Nominee Highlights

Jabil Inc. Fiscal Year 2024 Proxy Statement	3

Key Director Qualifications and Characteristics

Our Board possesses the following experience, qualifications and characteristics:

Strategic Skills	Core Competencies

Global Operations	Corporate Governance

Business Development & Strategic Planning	Financial & Audit

Supply Chain	Risk & Compliance

Technology & Cybersecurity	Industry Leadership

Mergers & Acquisitions

Environmental & Sustainability

Human Capital Management

Compensation Program Highlights for FY 2024

Executive Compensation Philosophy

Jabil’s compensation philosophy is aligned with our business strategy and is designed to attract and retain employees, focus on achievement of short-term and long-term business results, consider individual performance and align with the short and long-term interests of stockholders.

Compensation Best Practices

Jabil Inc. Fiscal Year 2024 Proxy Statement	4

Forward-Looking Statement

This Proxy Statement contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “should,” “could,” “can,” “may,” and similar terms. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements, and you are cautioned not to put undue reliance on forward-looking statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects. Factors that might cause such differences include, but are not limited to, those discussed in Part I, Item 1A of our Annual Report on Form 10-K under the heading “Risk Factors.”

Jabil Inc. Fiscal Year 2024 Proxy Statement	5

CORPORATE GOVERNANCE

Our Board of Directors believes that effective corporate governance creates the foundation that allows Jabil to pursue its mission. Corporate governance at Jabil is designed to promote the long-term interests of our stockholders, maintain internal checks and balances, strengthen management accountability, inspire public trust, and foster responsible decision making and accountability.

Board Leadership Structure

The Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-management directors. The Board believes that it should have the flexibility to make these determinations in the way that best provides appropriate leadership for Jabil. The Board has determined, however, that when the Chairman is not an independent director, there should also be a lead independent director who is appointed by the independent directors to serve for a period of at least one year. This position is currently held by Steven Raymund, who assumed the role of Lead Director in November 2021. Mr. Raymund’s knowledge of Jabil and its industry, combined with his extensive experience as a chief executive officer and chairman of a global business and his participation and leadership on other public company boards make him highly qualified to carry out the Lead Director role.

Role of the Independent Lead Director

•  Presides at meetings of the board at which the Chairman is not present, including executive sessions of the non-management directors

•  Upon request, serves as liaison between the Chairman and the independent directors

•  Approves the agenda and schedule for Board meetings

•  If requested by management, is available for consultation and communication with major stockholders

•  Authorized to call executive sessions of the independent directors

Board of Directors Meetings during Fiscal Year 2024

The Board of Directors held a total of 17 meetings during fiscal year 2024. Each member of the Board attended or participated in 77% or more of the aggregate of (i) the total number of meetings of the Board held during fiscal year 2024 and (ii) the total number of meetings held by each committee of the Board on which such director served during fiscal year 2024. The Board and certain committees met more frequently during 2024 due to the Company’s previously disclosed internal investigation related to corporate policies. The Chairman of the Board presided over all meetings of the Board.

Board Committees

The Board has four standing Committees: (1) Audit Committee, (2) Compensation Committee, (3) Nominating and Corporate Governance Committee, and (4) Cybersecurity Committee. All committees operate under written charters which are posted on our website under the heading Governance and then within the Governance Documents at https://investors.jabil.com/overview/default.aspx. Detailed information on each committee is below. All committee members meet the independence requirements of the listing standards of the New York Stock Exchange (“NYSE”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for service on such committees.

Jabil Inc. Fiscal Year 2024 Proxy Statement	6

Mid-Year Committee Appointments

Following the last annual stockholder meeting and the election of two new directors, the committee assignments were realigned. Ms. Ansari moved from the Compensation Committee to the Nominating and Corporate Governance Committee and Mr. Stout stepped down from the Cybersecurity Committee.

Committee Chart

Director	Audit	Compensation	Nominating & Corporate Governance	Cybersecurity	Independent

Mark Mondello, Chairman

Steven Raymund, Lead Independent Director

Anousheh Ansari

Michael Dastoor, CEO & Director

Christopher Holland

John Plant

James Siminoff

David Stout(1)

N.V. “Tiger” Tyagarajan

Kathleen Walters

KEY
Member	Chair

(1)	Mr. Stout is not standing for re-election and thus his committee memberships will conclude on January 23, 2025, at which time the size of the Board will be reduced to nine members.

Audit Committee

18

Meetings in FY 2024

Members:

Christopher Holland

John Plant

James Siminoff

Independence:

Each member of the committee is independent.

Audit Committee

Financial Experts:

Mr. Holland and Mr. Plant

are audit committee financial experts.

Charter Last Revised:

October 20, 2022

Role and Responsibilities

Assists the Board in fulfilling its oversight responsibilities with respect to:

○  The integrity of Jabil’s financial statements;

○  Jabil’s compliance with legal and regulatory requirements;

○  The qualifications and independence of Jabil’s independent auditor; and

○  The performance of Jabil’s independent auditor and internal audit function;

• Selects, appoints, retains, compensates, oversees the work of, evaluates and, when appropriate, replaces Jabil’s independent auditor; and

• Reviews in advance and grants any appropriate preapprovals of all audit and non-audit services to be provided by Jabil’s independent auditor.

Jabil Inc. Fiscal Year 2024 Proxy Statement	7

Compensation Committee
10 Meetings in FY 2024 Members: Kathleen Walters Steven Raymund N.V. “Tiger” Tyagarajan Independence: Each member of the committee is independent. Charter Last Revised: July 18, 2024

Role and Responsibilities

Assists the Board in discharging its oversight responsibilities relating to the compensation of Jabil’s executive officers, by among other things:

• Reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives, and setting the compensation level of the Chief Executive Officer based on this evaluation and other factors considered by the committee;

• Reviewing and approving the annual base salaries and incentive compensation of other officers;

• Making recommendations to the Board of Directors for the adoption or modification of equity-based and incentive compensation plans;

• Determining stock ownership guidelines for the CEO and other executive officers of the Company and reviewing compliance with such guidelines; and

• Reviewing and assessing as needed the Company’s programs and key metrics related to diversity, equity and inclusion.

Nominating & Corporate Governance Committee
4 Meetings in FY 2024 Members: Steven Raymund Anousheh Ansari David Stout N.V. “Tiger” Tyagarajan Independence: Each member of the committee is independent. Charter Last Revised: July 18, 2024

Role and Responsibilities

Assists the Board of Directors in fulfilling its oversight responsibilities by, among other things:

• Developing and recommending to the Board of Directors a set of corporate governance guidelines and annually reviewing these guidelines and recommending changes, as appropriate;

• Reviewing and reporting on possible Board candidates consistent with the Board’s criteria for selecting new directors;

• Annually recommending to the Board of Directors the individuals to be nominated for election or re-election as directors at the annual meeting of stockholders, identifying and recruiting individuals and recommending director candidates to be elected by the Board to fill vacancies and newly created directorships;

• Establishing Board compensation and annually reviewing the form and amount of such compensation;

• Recommending to the Board of Directors (1) director independence and committee member qualifications, (2) committee member appointments and removals and (3) committee structure and operations;

• Providing oversight of the annual evaluation of the Board;

• Reviewing emerging corporate governance issues and practices;

• Reviewing and approving outside directorships offered to board members;

• Overseeing new director orientation and ongoing education for directors; and

• Overseeing the Company’s programs relating to environment, social, and governance matters except to the extent reserved for the full Board or another committee.

Jabil Inc. Fiscal Year 2024 Proxy Statement	8

Cybersecurity Committee
4 Meetings in FY 2024 Members: Anousheh Ansari Christopher Holland James Siminoff Independence: Each member of the committee is independent. Charter Last Revised: October 20, 2022

Role and Responsibilities

Assists the Board in fulfilling its oversight responsibilities regarding Jabil’s cybersecurity programs and risks, including:

• Overseeing the cybersecurity practices, procedures and controls management uses to identify, assess and manage Jabil’s key cybersecurity programs and risks;

• Ensuring the protection of the confidential intellectual property, information and data of Jabil and its customers; and

• Ensuring compliance with applicable data protection laws and regulations;

In performing its oversight responsibilities, the Committee will review with management and the Board, and actively advise them regarding, the following, as necessary:

• Management’s implementation of cybersecurity programs, policies and procedures and management’s actions to safeguard their effectiveness;

• Effectiveness of Jabil’s cybersecurity programs and its practices for identifying, assessing and mitigating cybersecurity risks across all business functions;

• Controls to prevent, detect and respond to cyber-attacks or information or data breaches involving Jabil; and

• Cyber crisis preparedness, incident response plans, and disaster recovery capabilities.

Executive Sessions

Our independent directors meet at least once annually in executive session without management present. In fiscal year 2024, Mr. Raymund, our Lead Independent Director, presided at such meetings. See “How to Communicate with our Board” for the method for interested parties to make their concerns known to an independent director, or to the independent directors as a group.

Our Director Nominations Process

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of director nominees to the Board for nomination at each annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider nominees for Board membership suggested by its members and other Board members, as well as nominees identified by management and stockholders. The Nominating and Corporate Governance Committee may at its discretion, retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. A prospective nominee will be evaluated against the characteristics and competencies set out in Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate, having mature confidence, having high performance standards, and bringing passion and creativity to their role, as well as contributing to the Board’s core competencies and the Board’s diversity of backgrounds, experiences, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits.

Jabil Inc. Fiscal Year 2024 Proxy Statement	9

Director Recommendations by Stockholders

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders and evaluate them using the same criteria as other candidates.

All stockholder director nominee recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee in care of Jabil’s Corporate Secretary at Jabil’s corporate headquarters, at 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered.

Board Diversity

The Board of Directors and the Nominating and Corporate Governance Committee consider diversity in the selection of nominees desirable in achieving an appropriate group of qualified individuals to advance our long-term business interests. Utilizing a broad meaning of the term “diversity”, the Board and Nominating and Corporate Governance Committee consider a nominee’s background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits, including gender, race, ethnicity and national background, geography, age and sexual orientation. Diversity is noted to be a factor for consideration of director nominees in our Corporate Governance Guidelines and, as part of the search process for each new director, the Nominating and Corporate Governance committee seeks to include women and minorities in the pool of candidates.

Determinations of Director Independence

The Board, with the assistance of the Nominating and Corporate Governance Committee, periodically undertakes a review of director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship with Jabil and is otherwise independent under the listing standards of the NYSE. The Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board determined that the following eight of our ten currently serving directors are independent: Anousheh Ansari, Christopher S. Holland, John C. Plant, Steven A. Raymund, James Siminoff, David M. Stout, N.V. “Tiger” Tyagarajan and Kathleen A. Walters. Messrs. Michael Dastoor and Mark Mondello are not considered to be independent. Mr. Mondello was Jabil’s Chief Executive Officer until May 1, 2023, and has continuing executive responsibilities related to acquisitions, divestitures and other strategic matters. Mr. Kenneth Wilson, who served as Chief Executive Officer and a director of Jabil until May 18, 2024, was also determined not to be independent during his service on the Board.

Annual Meeting of Stockholders Attendance Policy

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual meetings of stockholders, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil schedules a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the most recent Annual Meeting of Stockholders held in January 2024.

Director Stock Ownership Requirements

The Corporate Governance Guidelines require directors to accumulate, within five years of joining the Board, at least the number of shares of company stock equal to such director’s most recent annual Board membership cash fee (not including any additional fees for Committee or Chair service), multiplied by five. The following forms of ownership are counted towards a director’s compliance with this requirement:

•	Shares deemed to be beneficially owned under federal securities laws;

•	Shares subject to unvested time-based restricted stock unit awards; and

•	Other forms of ownership approved by the Board or a committee thereof.

Jabil Inc. Fiscal Year 2024 Proxy Statement	10

If a director does not achieve the applicable stock ownership minimum by the applicable deadline or any time thereafter, the director will be required to retain at least half of the net shares following restricted stock or restricted stock unit award vesting that remain after shares are sold or netted to pay any applicable withholding taxes.

Majority Voting for Directors

Our directors are elected in uncontested elections by a majority vote. In contested director elections, a plurality voting standard will apply, which means the nominees receiving the greatest number of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director does not receive more than 50% of the votes actually cast, the incumbent director will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will act on the recommendation within 90 days following the recommendation. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Current Report on Form 8-K or by a press release. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.

Continuing Excellence

Director Orientation and Ongoing Education

Director orientation – Our robust orientation program familiarizes new directors with Jabil’s businesses, strategies, and policies, and assists new directors in developing company and industry knowledge to optimize their service on the Board.

Continuing education – Regular continuing education programs enhance the skills and knowledge directors use to perform their responsibilities. These programs may include internally developed materials and presentations, programs presented by third parties, and financial and administrative support to attend academic or other independent programs.

Board and Committee’s Annual Evaluation Process

The Board of Directors annually evaluates the performance of the Board and its members. The Nominating & Corporate Governance Committee reviews the results, which are then reported to and discussed with the Board.

Risk Oversight

The Board’s Role in Risk Oversight

Jabil faces a variety of risks, including various operational, financial and other risks. The nature and effect of these risks vary in many ways, including our ability to anticipate and understand the risk, the types of negative impacts that could result if the risk manifests itself, the likelihood that an undesired event or a particular adverse impact would occur, and our ability to control the risk and reduce potential adverse impacts. While particular actions or activities can avoid or mitigate some risks, some risks are unavoidable as a practical matter. The Board takes the potential adverse impact of a risk into consideration when determining the appropriate amount of resources that should be allocated to avoid or mitigate the risk.

Jabil Inc. Fiscal Year 2024 Proxy Statement	11

In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward.

The Board oversees risk management directly and through its committees. Generally, the Board oversees risks that may affect the business of Jabil as a whole, including operational matters. The Audit Committee is responsible for oversight of Jabil’s accounting and financial reporting processes and also discusses with management Jabil’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs, the Nominating and Corporate Governance Committee oversees certain corporate governance risks, and the Cybersecurity Committee focuses on cybersecurity risk. As part of their roles in overseeing risk management, these committees periodically report to the Board regarding briefings provided by management and advisors as well as the committees’ own analysis and conclusions regarding certain risks faced by Jabil. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Business and operational risks are considered by the Board in many ways. The Board receives reports from management at least quarterly identifying and discussing various risks facing the Company and its operating segments and meets with members of the management team to discuss those risks at least quarterly. Our Chief Executive Officer communicates regularly with the Board on such matters. In addition, senior members of the Finance group, the Compliance group and the internal audit department periodically report to the Audit Committee on their evaluation of management’s effectiveness in addressing risks by providing a comprehensive review of certain business and related risks, an assessment and ranking of various identified risk items based on their likelihood and the severity of the consequences, including both financial and non-financial impacts, and plans to manage and mitigate such risks. Senior members of the Finance group, the Compliance group and the internal audit department also consult with third party sources and advisors regarding certain potential risks facing Jabil and incorporate the results of these consultations in their reports. Certain financial risks are identified and discussed during our quarterly and year-end processes. As part of this process, Jabil receives input from a broad range of people, including local and regional facility controllers, regarding financial results, compliance matters, and other matters.

Cybersecurity Risk

The Cybersecurity Committee assists the Board in fulfilling its oversight responsibilities with regard to the Company’s cybersecurity programs and risks, including the cybersecurity practices, procedures and controls management uses to identify, assess and manage the Company’s key cybersecurity programs and risks, to protect the confidential intellectual property, information and data of the Company and its customers and to comply with applicable data protection laws and regulations. At each of its meetings, the Committee receives a report from management on cybersecurity incident management.

Risks in Compensation Practices

Jabil regularly conducts risk assessments of its compensation policies and practices for its employees, including those relating to its executive compensation programs. Our programs contain various mitigating factors designed to discourage our employees, including the named executive officers (the “NEOs”), from taking unreasonable risks in managing the business. These factors include:

•

Annual cash incentives and vesting for performance-based long-term awards using financial measures with sliding scales, which provide lower payments for lower performance and higher pay for higher performance but set maximum payouts at 200% of the target levels for cash incentives and 150% to 200% of the target levels for performance-based equity awards.

•

For most cash incentive participants, performance metrics focused primarily on the use of broad-based financial metrics, including a mixture of consolidated and business-specific goals, with no single factor receiving an excessive weighting.

•

A mix of time-based and performance-based equity awards for senior management to avoid having a relatively high percentage of compensation tied to one element. We believe that time-based equity awards should reduce risky behavior because these awards are designed to retain employees and are earned over time.

Jabil Inc. Fiscal Year 2024 Proxy Statement	12

•	A balance of short-term and long-term compensation.

•	Challenging performance targets.

•	Performance measurement periods that encourage long-term, rather than short-term, performance.

•	Minimum stock ownership requirements for our executive officers and directors to align them with the long-term interests of our stockholders.

•	Oversight of compensation programs by multiple functions within Jabil (e.g., Legal, HR, Finance, etc.).

•	Advice from outside advisors who are knowledgeable regarding various compensation policies and their associated risks.

•

Adoption of a clawback policy that allows us to recover incentive-based compensation paid to executive officers in the event we restate financial statements due to material non-compliance with financial reporting requirements.

•	Inclusion of provisions in our equity award agreements allowing award value to be clawed back in certain circumstances, including upon a substantial violation of our Code of Conduct.

•

Adoption of a cash severance policy that provides that we will not enter into any new employment agreement, severance agreement, or separation agreement with any executive officer, or establish any new severance plan or policy covering any executive officer, that provides for certain cash severance benefits exceeding 2.99 times the sum of the executive officer’s base salary plus target bonus, unless we seek stockholder ratification.

Based upon these assessments, we believe that our compensation policies and practices do not encourage excessive or unreasonable risk taking and are not reasonably likely to have a material adverse effect on Jabil.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee is currently composed of Messrs. Raymund and Tyagarajan and its Chair is Ms. Walters. No member of the Compensation Committee is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Related Party Transactions

Related Party Transactions Policy

Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “Related Party” had, has or will have a direct or indirect material interest. “Related Parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock, any immediate family member of any of the foregoing persons and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Audit Committee meeting, the Audit Committee Chair shall have the authority to act on behalf of the Audit Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee Chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Audit Committee Chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the

Jabil Inc. Fiscal Year 2024 Proxy Statement	13

transaction and the terms available to unrelated third parties generally. Any member of the Audit Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the Related Party Transaction. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Certain Related Party Transactions Policy

One current executive officer and one former executive officer each had immediate family members employed by Jabil whose compensation for fiscal year 2024 exceeded $120,000.

•	Bradley McCoy, brother of Frederic McCoy, who is an executive officer of Jabil, is a Business Unit Director whose total compensation for fiscal year 2024 was $292,943.

•	Jordan Wilson, son of former Chief Executive Officer Kenneth Wilson, is a Business Unit Manager whose total compensation for fiscal year 2024 was $181,609.

•	Adam Wilson, son of former Chief Executive Officer Kenneth Wilson, is a Business Unit Coordinator whose total compensation for fiscal year 2024 was $187,177.

•	Josh Wilson, son of former Chief Executive Officer Kenneth Wilson, is a Marketing Manager whose total compensation for fiscal year 2024 was $126,656.

Stockholder Engagement

Our investor relations team and senior management consistently engage with current and prospective stockholders to discuss our business model and strategy. Additionally, these meetings provide management with valuable insights into investor sentiment. In fiscal 2024, we met with numerous current and potential investors, both in person and virtually.

Responsiveness to 2024 Stockholder Proposal to Lower the Threshold to Call a Special Meeting

In response to the support received at our 2024 Annual Meeting for the stockholder proposal requesting that we lower the ownership threshold required to call a special meeting to 10%, and at the direction of our Nominating and Corporate Governance Committee, we carefully considered market practices and provisions adopted by other companies with respect to the right to call a special meeting. In October 2024, the Board approved an amendment and restatement of our Bylaws to lower the ownership threshold required to call a special meeting from 50% to 25%.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investors — Governance section of Jabil’s website (www.jabil.com) under Governance Documents. The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate. The Nominating and Corporate Governance Committee interprets the Corporate Governance Guidelines and determines whether actions taken comply with the Guidelines.

Code of Conduct

Jabil has adopted a worldwide Code of Conduct, applicable to all directors, officers and employees, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest and confidentiality of information. A copy of the Code of Conduct can be found in the Investors — Governance section of Jabil’s website (www.jabil.com) under Governance Documents. We intend to post amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to either our CEO or CFO on our website within four business days following the amendment or waiver.

Jabil Inc. Fiscal Year 2024 Proxy Statement	14

How to Communicate with our Board

Stockholders and other interested parties may contact the Board about corporate governance or matters related to the Board. Communications about these topics will be received and processed by Jabil’s Corporate Secretary before being forwarded to the Board, a committee of the Board, or a director, as designated in any accompanying message.

Communications directed to any director, or any group of directors, must be in writing and mailed to:

Jabil Inc.

Office of the Corporate Secretary

10800 Roosevelt Boulevard North

St. Petersburg, Florida 33716

Jabil Inc. Fiscal Year 2024 Proxy Statement	15

PROPOSAL NO. 1

Election of Directors

Nominees

Nine directors are to be elected at the Annual Meeting. Jabil’s Board of Directors has authorized the nomination of all director candidates named below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s nine nominees, all of whom are presently directors of Jabil. Mr. Dastoor was appointed to the Board of Directors in September 2024 following his appointment as CEO in May 2024. All other nominees were last elected by our stockholders at the Annual Meeting of Stockholders held in January 2024. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal. There are no family relationships among any of the directors and executive officers of Jabil.

There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the director nominees are “independent” as defined in the applicable listing standards of the NYSE.

Anousheh Ansari Director Since: 2016 Age: 58 Prior Public Company Boards: • XOS, Inc. (2021- 2023)

Ms. Ansari’s extensive business and leadership experience, particularly in the technology industry, including her service as the CEO of XPRIZE and, prior to that, Prodea Systems, qualifies her for re-election to the Board.

Career Highlights

•  CEO of XPRIZE, a 501(c)(3) nonprofit that designs and implements competition models to solve world challenges (2018 - present) and Member of the XPRIZE Board and Audit Committee since 2001

•  CEO and Chairman of Prodea Systems, a privately held company she founded that provides services and applications for in-home smart devices, networked appliances and mobile lifestyle devices (2006-2018)

Education

•  B.S. in Electronics and Computer Engineering from George Mason University

•  Master’s in Electrical Engineering from George Washington University

Michael Dastoor Director Since: 2024 Age: 59 Other Public Company Boards: • Columbus McKinnon

Mr. Dastoor’s current service as Chief Executive Officer of Jabil, his significant financial experience, coupled with broad knowledge of Jabil and its industry, qualify him for election to the Board.

Career Highlights

•  Chief Executive Officer (May 2024-present)

•  Chief Financial Officer of Jabil Inc. (2018-2024)

•  Senior Vice President, Controller and various other positions since joining Jabil in 2000

Education

•  Degree in Finance and Accounting from University of Bombay

Jabil Inc. Fiscal Year 2024 Proxy Statement	16

Christopher S. Holland Director Since: 2018 Age: 58 Other Public Company Boards: • STERIS PLC (since 2020)

Mr. Holland’s extensive financial and operational experience, particularly in large, multi-national corporations in the services, healthcare and manufacturing sectors, qualifies him for re-election to the Board.

Career Highlights

•  Senior Vice President and Chief Financial Officer of C.R. Bard, Inc., a multinational developer, manufacturer and marketer of medical technologies and products (2012-2017); in 2015 he assumed responsibility for Business Development, Corporate Marketing, Reimbursement, Healthcare Economics and Strategy; and headed Bard Medical Division (2013-2015)

•  Senior Vice President, Finance and Treasurer of Aramark Corporation, a global provider of food, facilities and uniform services (2006-2012)

Education

•  B.A. in Economics and Political Science from Drew University

•  M.B.A. in Finance from New York University - Leonard N. Stern School of Business

Mark T. Mondello Director Since: 2013 Age: 60 Other Public Company Boards: • None

Mr. Mondello’s tenure as CEO of Jabil and current service as Chairman, as well as his extensive knowledge of Jabil and its industry, qualify him for re-election to the Board.

Career Highlights

•  Chairman of the Board of Directors (November 2021-present and director since 2013) with continuing executive responsibilities related to acquisitions, divestitures and other strategic matters

•  Mr. Mondello served as CEO of Jabil Inc. from 2013 to 2023 and as Chief Operating Officer from 2002 to 2013. Mr. Mondello joined Jabil in 1992 as a manufacturing supervisor and has held various leadership roles, including SVP, Business Development. Prior to joining Jabil, Mr. Mondello was a commercial and defense-related aerospace project manager for Moog, Inc.

Education

•  B.S. in Mechanical Engineering from the University of South Florida

John C. Plant Director Since: 2016 Age: 71 Other Public Company Boards: • Howmet Aerospace Inc. (since 2016) • MASCO Corporation (since 2012)

Mr. Plant’s current public company executive experience as well as his distinguished career in the automotive industry, spanning nearly 40 years, and his leadership in and succession to key executive roles provide strategic and operational perspectives to the deliberations of the Board and qualify him for re-election.

Career Highlights

•  Chairman and CEO, Howmet Aerospace Inc., a global leader in engineered metal products (2021-present). Howmet was created after the separation of Arconic Inc., a lightweight metals engineering & manufacturing company, where he served as CEO (2019-2020) and Chairman (2017-2020). Mr. Plant served as co-CEO of Howmet Aerospace Inc. from 2020 until 2021

•  CEO, President and Chairman of TRW Automotive Holdings Corporation, (“TRW”), a diverse automotive supplier, which was renamed ZF TRW Automotive in 2015 (2011-2015)

Education

•  B.A. Commerce in Economics, Accounting & Law from University of Birmingham

•  Fellow of the Institute of Chartered Accountants

Jabil Inc. Fiscal Year 2024 Proxy Statement	17

Steven A. Raymund Director Since: 1996 Age: 69 Other Public Company Boards: • Wesco (since 2006)

Mr. Raymund’s considerable experience as Chief Executive Officer and Chairman of a Fortune 500 company in a global distribution business, as well as his supply chain expertise, broad experience as a public company director in various industries, and as an audit committee financial expert qualify him for re-election to the Board.

Career Highlights

•  Chairman of the Board, Tech Data Corporation, a distributor of personal computer products (2001-2017); Chief Executive Officer (1986-2006); and Chief Operating Officer (1984-1986)

Education

•  B.S. in Economics from the University of Oregon

•  Master’s Degree in International Politics from Georgetown University, School of Foreign Services

James Siminoff Director Since: January 2024 Age: 48 Other Public Company Boards: • None

Mr. Siminoff’s experience as a lifetime entrepreneur with a track record of building successful consumer electronics businesses qualifies him for re-election to the Board.

Career Highlights

•  Chief Strategy Officer, Latch

•  CEO, Ring (2018-2023)

•  Founder and Chief Inventor, Ring (2011 until its acquisition by Amazon in 2018)

Education

•  B.S. in Entrepreneurship from Babson College

N.V. “Tiger” Tyagarajan Director Since: January 2024 Age: 63 Other Public Company Boards: • Genpact Limited (since 2011)

Mr. Tyagarajan’s experience leading a global professional services firm and his understanding of global business, including in India and Southeast Asia, qualify him for re-election to the Board.

Career Highlights

•  President and Chief Executive Officer at Genpact Limited, a global professional services firm (2011–2024) and Director (2011-present). Prior to that, he was Genpact’s Chief Operating Officer (2009-2011) and its Executive Vice President and Head of Sales, Marketing and Business Development (2005-2009).

Education

•  Degree in Mechanical Engineering from the Indian Institute of Technology, Mumbai

•  M.B.A. from Indian Institute of Management, Ahmedabad

Jabil Inc. Fiscal Year 2024 Proxy Statement	18

Kathleen A. Walters Director Since: 2019 Age: 73 Prior Public Company Boards: • Jabil Inc. (2005-2010)

Ms. Walters’ in-depth knowledge of Jabil’s core business as a previous Director of the Company, in addition to extensive global consumer products and paper industry experience qualify her for re-election to the Board.

Career Highlights

•  EVP & Group President, Consumer Products, Georgia-Pacific, a Koch Company, with responsibility for the company’s consumer and business to business packaged goods businesses worldwide (2007-2019)

•  Served on the INVISTA Board of Managers, Koch Industries (retired 2019)

•  Serves on the Board of Trustees, Syracuse University

•  Serves on the Board of World Affairs Council of Atlanta (2017-present)

•  Serves on the Board of Georgia Aquarium (2008-present)

Education

•  B.S. in Mathematics from Syracuse University

•  M.B.A. in Finance & Strategic Planning from Wharton School, University of Pennsylvania

Director Compensation

The Board has determined that compensation for non-management directors should be a mix of cash and equity. We annually compare our director compensation to the compensation paid by the peer group described below in “NEO Total Direct Compensation Mix – Competitive Benchmarking.” Based on this comparison, our fiscal year 2024 director compensation was at the 47th percentile of the comparator group.

The Nominating and Corporate Governance Committee, on the recommendation of the Company’s compensation consultant, will eliminate committee member fees beginning in January 2025. In lieu of committee member fees, each directors’ annual board retainer will be increased from $85,000 to $110,000. Committee chair fees will remain the same.

Fiscal Year 2024 Compensation

For fiscal year 2024, the annual retainers shown in the chart below were established for Jabil’s non-management directors.

Position	Annual Retainer ($)

Board membership fee (non-management directors only)	85,000

Non-Executive Chairman/Lead Director	45,000

Audit Committee – Chair	45,000

Audit Committee – other members	15,000

Compensation Committee – Chair	40,000

Compensation Committee – other members	15,000

Nominating and Corporate Governance Committee – Chair	30,000

Nominating and Corporate Governance Committee – other members	10,000

Cybersecurity Committee – Chair	30,000

Cybersecurity Committee – other members	10,000

Jabil Inc. Fiscal Year 2024 Proxy Statement	19

Directors do not receive Board or Committee meeting fees but are reimbursed for expenses incurred in attending Board and committee meetings.

In addition to the cash compensation described above, non-employee directors annually receive an equity award under the 2021 Equity Incentive Plan (the “Equity Incentive Plan”). For fiscal year 2024, the non-employee directors received time-based restricted stock units (“RSUs”) valued at $215,000, or 1,600 RSUs (except for Messrs. Siminoff and Tyagarajan) based on Jabil’s closing price on the date of grant rounded to the nearest 100 shares. Siminoff and Tyagarajan were appointed to the Board in January 2024 and received a pro rata grant of time-based restricted stock units (“RSUs”) valued at $161,250, or 1,300 RSUs based on Jabil’s closing price on the date of grant rounded to the nearest 100 shares. The RSUs vested on October 19, 2024, for all directors other than Messrs. Sansone, Siminoff, and Tyagarajan. Mr. Sansone’s RSUs were cash settled and vesting was accelerated to January 25, 2024, upon his exit from the Board, while Messrs. Siminoff and Tyagarajans’ RSUs will vest on January 25, 2025. The following table summarizes the compensation of our directors for fiscal year 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Mark T. Mondello(3)	—	—	—	—

Michael Dastoor(4)	—	—	—	—

Steven A. Raymund	175,000	208,544	1,152	384,696

Anousheh Ansari	127,500	208,544	1,152	337,196

Christopher S. Holland	140,000	208,544	1,152	349,696

John C. Plant	100,000	208,544	1,152	309,696

Thomas Sansone	110,000	198,688	1,280	309,968

James Siminoff	82,500	161,434	0	243,934

David M. Stout	95,000	208,544	1,152	304,696

N.V. “Tiger” Tyagarajan	82,500	161,434	0	243,934

Kathleen A. Walters	125,000	208,544	1,152	334,696

Kenneth S. Wilson(5)	—	—	—	—

(1)

Amounts shown under the Stock Awards column reflect the aggregate grant date fair value of the award pursuant to Accounting Standards Codification, Topic 718 (ASC 718). For each director except for Messrs. Sansone, Siminoff and Tyagarajan, this amount was determined by multiplying the total number of RSUs awarded (1,600) by the closing stock price on the grant date, October 19, 2023 ($130.34). For Messrs. Siminoff and Tyagarajan, who were appointed to the Board of Jabil in January 2024, their respective amounts were determined by multiplying the number of RSUs awarded RSUs awarded (1,300) by the closing stock price on the grant date, January 25, 2024 ($124.18). For each director this amount is the aggregate amount of expense that has been or will be recognized by us for financial statement reporting purposes in accordance with ASC 718 over the requisite service period of the award granted. For Mr. Sansone, the aggregate amount of expense that has been recognized by the Company is $198,688 due to the cash settlement of his award. As of August 31, 2024, Messrs. Raymund, Holland, Plant and Stout, and Mmes. Ansari and Walters each held 1,600 unvested RSUs, while Messrs. Siminoff and Tyagarajan each held 1,300 unvested RSUs.

(2)

Cumulative dividend equivalents paid to non-employee directors upon the vesting of restricted stock units on October 20, 2023. Additionally, Mr. Sansone was paid cumulative dividend equivalents upon the vesting of restricted stock units on January 25, 2024.

(3)

As former Chief Executive Officer of the Company and continuing Executive Chairman, Mr. Mondello does not receive any separate compensation for his service on the Board. Please see the Fiscal Year 2024 Summary Compensation Table for a summary of the compensation received by Mr. Mondello with respect to fiscal year 2024.

(4)	As Chief Executive Officer of the Company, Mr. Dastoor does not receive any separate compensation for his service on the Board.

(5)

As Chief Executive Officer of the Company, Mr. Wilson did not receive any separate compensation for his service on the Board. On May 18, 2024, Mr. Wilson ceased to serve as Chief Executive Officer and a director of the Company.

Jabil Inc. Fiscal Year 2024 Proxy Statement	20

AUDIT COMMITTEE MATTERS

Jabil Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has with respect to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditor, and the performance of the Company’s independent auditor and the Company’s internal audit function.

The Audit Committee is composed solely of independent directors, as defined in the listing standards of the NYSE, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor Relations section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to ensure timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered public accounting firm is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with United States generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management or the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

For fiscal year 2024, EY has acted as Jabil’s independent registered public accounting firm. In this context, the Audit Committee reports as follows:

(1)  The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and EY.

(2)  The Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

(3)  The Audit Committee has received and reviewed the written disclosures and the letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with EY its independence from Jabil.

(4)  Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024, for filing with the SEC.

(5)  The Audit Committee has appointed EY as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2025.

Submitted by the Audit Committee of the Board of Directors:

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

Jabil Inc. Fiscal Year 2024 Proxy Statement	21

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by EY for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2024 and August 31, 2023, and fees billed for other services rendered by EY during those periods.

	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)

Audit Fees (1)	12,948,000	13,256,000

Audit-Related Fees (2)	625,000	257,000

Tax Fees (3)	1,360,000	1,410,000

All Other Fees (4)	7,000	7,000

Total	14,940,000	14,930,000

(1)

Audit fees relate to professional services rendered in connection with the audit of Jabil’s annual financial statements and internal control over financial reporting, quarterly review of financial statements, and audit services provided in connection with other statutory and regulatory filings. In addition, audit fees include fees for services rendered in connection with the Company’s adoption of new accounting and tax standards.

(2)	Audit-related fees relate to professional services that are reasonably connected to the performance of the audit or review of Jabil’s financial statements.
(3)	Tax fees relate to professional services rendered in connection with tax compliance and preparation relating to tax returns and tax audits, as well as for tax consulting and planning services.
(4)	Subscription fees for a cloud-based accounting research tool provided by EY.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2024, all services were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL NO. 2

Ratification of Appointment of

Independent Registered Public Accounting Firm

In October 2024, the Audit Committee approved the selection of Ernst & Young LLP (“EY”) to serve as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2025. EY has served as Jabil’s independent registered public accounting firm since 2010. The Audit Committee reviews the performance of the independent registered public accounting firm annually.

Representatives of EY are expected to be present during the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Although stockholder approval is not required, we are submitting this proposal as a matter of good governance. If the stockholders do not ratify the selection of EY, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

Jabil Inc. Fiscal Year 2024 Proxy Statement	22

COMPENSATION MATTERS

Compensation Discussion and Analysis

This CD&A discusses the compensation for the fiscal year ended August 31, 2024, of the NEOs listed in the Summary Compensation Table on page 40 of this Proxy Statement. The NEOs are:

NEO	Title

Michael Dastoor	Chief Executive Officer (beginning May 18, 2024)

Greg Hebard	Chief Financial Officer (beginning May 18, 2024)

Mark Mondello	Executive Chairman of the Board

Steven Borges	Executive Vice President, Global Business Units (beginning May 18, 2024)

Frederic McCoy	Executive Vice President, Operations (beginning May 18, 2024)

Gerald Creadon	Former Executive Vice President, Operations (ending May 18, 2024)

Kenneth Wilson	Former Chief Executive Officer (ending May 18, 2024)

Executive Summary

As a reminder, Jabil’s 2024 fiscal year began September 1, 2023 and ended August 31, 2024. Despite a dynamic global operating environment, Jabil proved to be resilient to market headwinds during fiscal year 2024. Our diversified approach across multiple end markets still delivered strong results as we navigated the divesture of our Mobility business while managing challenges in certain end markets.

Jabil’s compensation program is intended to be competitive with the market practices of its peer group and other competitors for talent. It reflects our pay for performance philosophy by placing a significant majority of our NEO compensation “at risk” in the form of variable pay elements tied to financial performance goals and to Jabil’s stock price. Each fiscal year, the Compensation Committee views all of the compensation elements together, including historical achievement levels, to balance both long-term and short-term objectives and to motivate each NEO to attain those objectives. We typically rely heavily on equity-based awards to accomplish this balance, as we believe such awards create a strong alignment with the achievement of stockholder value over the long term.

In fiscal year 2024, we established threshold and target levels of corporate core operating income, corporate core operating income margin and corporate free cash flow that applied to annual cash incentives and established certain earnings per share growth targets over a three-year performance period required for performance-based equity awards to vest. We also granted equity awards that vest based on total stockholder return relative to the S&P Supercomposite Technology Hardware and Equipment Index for a three-year performance period. The Compensation Committee believes these performance measures correlate highly to long-term stock price performance.

The Compensation Committee set performance goals that we believed were challenging, yet attainable, to achieve target performance, and set difficult performance goals to achieve maximum performance, under both our short-term and long-term incentive programs.

Jabil Inc. Fiscal Year 2024 Proxy Statement	23

Executive Compensation Practices

In connection with designing our executive compensation program, we monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

Jabil Inc. Fiscal Year 2024 Proxy Statement	24

Executive Compensation Guiding Principles, Philosophy & Rationale

The Compensation Committee believes that executive compensation opportunities should align with and enhance long-term stockholder value. We believe that this core philosophy is embedded in all aspects of our executive compensation program and is reflected in an important set of guiding principles, described below. The Compensation Committee reviews the compensation philosophy annually. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable growth for our stockholders.

Guiding Principles	Elements of Compensation	Philosophy and Rationale

Pay for Performance	A substantial majority of pay is variable, contingent and directly linked to Company financial and stock price performance.

An effective way to reach our short- and long-term financial and strategic objectives is to make a majority of an executive’s overall target compensation dependent on the achievement of such objectives and stock price performance.

•   We believe the portion of an executive’s total compensation that varies with performance and the particular financial and operational incentive metrics should be a function of the executive’s responsibilities and ability to drive and influence results.

•   As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation relative to the executive’s base salary.

The program should be competitive and fair with regard to all aspects of how executives are treated and represent a joint commitment on the part of the Executive and Company.

Compensation paid should reflect the Board’s fair assessment of performance and be subject to recoupment in the event such amounts were paid in error or fraud.

Compensation paid should consider the quality of individual contributions to the success of the organization.

The program should be transparent and simple to communicate, both internally and externally.

Alignment with Stockholders’ Interests	We believe that the financial interests of executives are aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that we believe correlate with long-term stockholder value.

We seek to provide an appropriate link between compensation and the creation of long-term stockholder value. We believe executives’ interests are more directly aligned with the interests of our stockholders when the compensation program:

•   emphasizes long-term financial performance, business objectives and the strategic focus of our businesses;

•   is significantly impacted by the value of our stock; and

•   results in a continuing significant ownership of our stock.

Stock ownership guidelines seek to ensure alignment with our stockholder’s interests by balancing the achievement of annual financial and operational goals with a strong focus on creating long-term stockholder value.

Long-term focus	We use metrics in both our short-term and long-term incentive program that we believe are aligned with our long-term strategic goals.

For our most senior executives, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives should complement sustainable long-term performance. Incentive plan goal-setting should be linked to Board-approved long-term strategic plans.

Jabil Inc. Fiscal Year 2024 Proxy Statement	25

Competitiveness	Total compensation should be sufficient to attract, retain and incentivize the leadership team. Each element should be benchmarked relative to peers and the broader marketplace for executive talent.

To attract highly qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, compensation must be competitive and reflect the value of each executive’s position in the market and within Jabil.

•   Compensation opportunities should be established based on the marketplace in which we compete for talent, with consideration given to skills and geography.

•   To help ensure our compensation is appropriately competitive, target direct compensation, as a whole, should generally align with market median practices.

While target total compensation should be competitive, performance that exceeds target should be appropriately rewarded.

Individual pay opportunities may fall above or below target opportunities based upon individual performance, experience and retention risk.

Balance	The elements of compensation are balanced to motivate each NEO to achieve both long-term and short-term objectives. We rely more heavily on equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term.

Elements of compensation should be balanced and reflect a performance-based orientation focused on the achievement of short-term milestones in support of long-term stockholder value creation.

Our compensation program is designed to be challenging but fair. Executives should have the opportunity to earn market competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay may fall below market median levels.

The approach to compensation should assure that adverse or excessive risk taking is discouraged.

All aspects of the program should be consistent with sound corporate governance.

Jabil Inc. Fiscal Year 2024 Proxy Statement	26

Elements of the Executive Compensation Program

The Compensation Committee believes that the elements of the executive compensation program further our guiding principles. The following table summarizes the major elements of Jabil’s executive compensation program and the purposes and values in using these elements:

Element	Purposes and Values

Salaries

•   Provide a minimum fixed amount of compensation.

•   Reflect an officer’s experience, business judgment, scope of responsibility, impact upon the organization and role in developing and implementing overall business strategy.

•   Recognize individual performance.

•   Reviewed annually and compared with salaries of comparable executives within the Company and in the peer group and compensation surveys.

Short-term Incentives

•   Communicate strategic priorities and identify key financial and business objectives.

•   Motivate achievement of short-term objectives, as well as long-term objectives by using largely consistent metrics year over year.

•   100% at-risk, with minimum financial thresholds that must be achieved to receive any payout.

•   Target bonus opportunities (as a percentage of salary) are compared with those of comparable executives within the Company and in the peer group and compensation surveys.

•   Result in achievement that is variable, measured against a mix of multiple defined targets, with payouts ranging from 0% (below threshold performance) to a maximum of 200% of target payout.

•   Align chosen financial and other measures to an individual’s scope of influence.

Long-term Incentives

•   Motivate attainment of long-term financial goals and incentivize managerial action intended to increase long-term stock price appreciation and total stockholder return.

•   Align executive’s interests with those of our stockholders, particularly when combined with our executive stock ownership requirements.

•   Provide that a substantial percentage of compensation is at-risk with metrics tied to financial performance.

•   Reward long-term service and promote retention with vesting schedules that span several years.

•   The grant-date value of long-term incentives is influenced by market data of comparable executives within the Company and in the peer group and compensation surveys.

Jabil Inc. Fiscal Year 2024 Proxy Statement	27

NEO Total Direct Compensation Mix

The following chart illustrates the fiscal year 2024 target compensation for the NEOs by element of compensation as a percentage of the NEOs’ target total direct compensation (that is, salary plus the target value of the short-term cash and long-term incentives). In the CEO column, we have provided the average aggregate value of each item for Mr. Dastoor and Mr. Wilson.

This chart assists in demonstrating our compensation philosophy that a significant majority of each NEO’s compensation be at-risk, tied to performance (both short-term and long-term) and mostly composed of equity. It reflects the mix of salary, cash and equity-based incentives at the target levels established at the beginning of fiscal year 2024. “Annual Salary” is the annual salary initially established for each NEO for fiscal year 2024 and “Target Cash Annual Incentive” means the target award opportunity under the annual incentive program for fiscal year 2024. The amounts shown for “Performance- Based Equity,” and “Time-Based Equity” reflect the grant date fair values at target for fiscal year 2024. We provide executives with minimal perquisites and, as a result, have omitted them from the table below.

For each of the NEOs above, the performance-based equity and the target cash annual incentive are variable, “at-risk” elements of compensation and the time-based equity is a variable element of compensation. The charts below indicate the average percentage of variable and/or at-risk compensation for both CEOs who served during fiscal year 2024 and our NEOs.

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The Executive Compensation Process

Jabil’s executive compensation program is administered and overseen by the Compensation Committee with assistance from management and a compensation consultant selected and retained by the Compensation Committee. Generally, compensation amounts, metrics and vesting criteria are determined by analyzing, among other things, compensation data and pay practices from Jabil’s peer group and broader compensation survey information, financial and strategic goals, and historical compensation data. In addition, the Compensation Committee considers legal, accounting and tax advice and reviews ratings information from proxy advisory services. Typically, annual salaries, cash short-term incentive payout targets, metrics, goals and weightings, and long-term incentive awards and performance goals for each fiscal year are set and awarded following the end of the previous fiscal year when data regarding the previous fiscal year’s performance is available. If a NEO’s role changes or an officer is promoted, compensation elements may be adjusted later in the fiscal year.

Role of Compensation Committee

The Compensation Committee sets policies and gives direction to management on all material aspects of the executive compensation program. The Compensation Committee Charter, posted on our website at www.jabil.com, in the Investors-Governance section, sets forth the Compensation Committee’s responsibilities. The Compensation Committee makes compensation decisions for the NEOs for each of the compensation elements, establishes the short- and long-term financial metrics, weighting and targets and grants long-term incentive awards. In making these decisions, the Compensation Committee reviews: (i) the Chief Executive Officer’s recommended amounts for each element of pay, and recommended performance metrics and targets for our incentive compensation programs; (ii) data and advice provided by the compensation consultant, including peer group and compensation survey data; (iii) the compensation history of each executive; (iv) the financial performance of Jabil’s operating divisions; and/or (v) guidelines established by institutional investors and proxy advisory firms. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

Role of Management

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salary levels, target annual incentive award levels and long-term incentives for the other executive officers. These recommendations are based upon his assessment of individual performance, contribution, time in position and the market competitiveness of each individual’s total compensation. The Chief Executive Officer, in conjunction with other members of senior management (the Company’s Chief Financial Officer and Senior Vice President, Human Resources), makes recommendations regarding the design of the Company’s compensation programs including performance measures, weightings and long-term incentive structure. This collective recommendation is based upon: (i) an annual performance review process, including assessment of the achievement of established financial and strategic business objectives and other accomplishments; (ii) Jabil’s annual operating and strategic plans, targeted earnings and overall and group financial performance; (iii) market data for relevant companies, which includes peer group data and broader compensation survey data; and (iv) guidelines established by institutional investors and proxy advisory firms.

Role of Compensation Consultant

The Compensation Committee has the sole authority to hire and to dismiss its compensation consultant. Reports and advice from the consultant may be requested by the Compensation Committee and are shared with the Board and management at the Compensation Committee’s discretion. During the majority of fiscal year 2024, the independent compensation consultant to the Compensation Committee was Pay Governance. For the first two months of our 2024 fiscal year, the independent compensation consultant to the Compensation Committee was Steven Hall & Partners. The types of services performed by the compensation consultant included attending Compensation Committee meetings, reviewing and advising on the peer group selection, advising on design and implementation of incentive and equity plans, advising on prevailing equity grant practices, providing data regarding prevalent compensation practices and levels of pay, advising on the design of the director compensation program and providing data on prevailing practices and levels of pay for directors, reviewing and

Jabil Inc. Fiscal Year 2024 Proxy Statement	29

commenting on the compensation philosophy, and providing updates on regulatory and legislative changes impacting executive compensation. The compensation consultant has access to management and interacts with management to gather compensation and performance information regarding Jabil, and to discuss potential compensation program designs. The Compensation Committee considered Steven Hall & Partners and considers Pay Governance to be independent because neither consultant performed services for Jabil’s management unrelated to services performed for the Compensation Committee. In fiscal year 2024, the Compensation Committee reviewed and analyzed a number of factors, including those specified by SEC rules, and concluded that Pay Governance was independent and there was no conflict of interest raised as a result of any work performed by Pay Governance, directly or indirectly, for the Compensation Committee during fiscal year 2024.

Competitive Benchmarking

The Compensation Committee annually reviews compensation data and pay practices from both Jabil’s peer group and broader compensation survey data as part of its decision-making process. While the Compensation Committee reviews compensation data with a view to confirming that a given executive’s compensation is competitive, it retains discretion in setting an executive’s compensation. As a result, compensation for an executive may differ materially from the peer group or survey data and is influenced by factors including past performance, experience, position, tenure, individual and organizational factors, retention needs and other factors. The Compensation Committee has adopted a target total cash compensation philosophy of setting opportunities such that NEO target total cash compensation (including annual salary and targeted short-term cash incentive payout) approximates the market median of the companies in the peer group and survey data if target performance is achieved. The Compensation Committee does not consider actual performance of the peer group companies when setting NEO compensation. Rather, it compares NEO total cash compensation payout opportunities at the target performance level to the target payout opportunities of comparable NEO positions at peer group companies. However, actual total cash compensation may range from below-the-market 25th percentile at the low end to at or above-the-market 75th percentile at the high end depending on the actual level of financial performance achieved relative to pre-established goals. Long-term incentive awards granted to executives consider market data, financial performance, individual performance and potential and aggregate share usage. The Compensation Committee also considers benchmarking information regarding competitive levels of total direct compensation (the sum of target total cash and long-term incentives) to provide context for its decisions on long-term incentive awards.

The Compensation Committee periodically evaluates and selects companies to include in the peer group it uses to assess the competitiveness of the NEO compensation program. With guidance from the compensation consultant and input and discussion with management, the Compensation Committee considers whether the mix of companies in the peer group produces valid information for assessing the market value of our executive positions. We intend that the peer group cumulatively has the following attributes: business operations in the industries and end markets in which we participate; global operations; similar annual revenue or market capitalization; complexity of scope; or competitive with Jabil for executive talent. The Compensation Committee reviewed the current peer group and determined that it was satisfactory for fiscal year 2024. The peer group used to set fiscal year 2024 NEO target compensation consists of the companies set forth below. No changes were made in the peer group for fiscal year 2024.

Peer Group
Applied Materials, Inc. Arrow Electronics, Inc. Avnet, Inc. Celestica, Inc. Danaher Corporation	Emerson Electric Company FLEX Ltd. QUALCOMM, Inc. Sanmina Corporation	Seagate Technology PLC TD SYNNEX Corporation TE Connectivity Ltd. Texas Instruments, Inc. Western Digital Corp.

Jabil Inc. Fiscal Year 2024 Proxy Statement	30

When fiscal year 2024 NEO target compensation was set, Jabil’s revenue for the most recently completed fiscal year available approximated the 80th percentile of the peer group.

Setting of Salaries and Annual Cash Incentive Compensation

The Compensation Committee typically makes its decisions related to salaries and annual cash incentive targets at the start of each fiscal year. This timing allows the Compensation Committee to take into account Jabil’s financial results in the prior fiscal year and the plans and expectations for the current fiscal year when establishing such salaries and targets. If a NEO’s role changes or an officer is promoted, compensation elements may be adjusted later in the fiscal year.

Long-Term Incentive Compensation Award Practices

Long-term incentive awards are typically granted to our executives at the start of each fiscal year following the completion and release of financial results for the preceding fiscal year, so that relevant information is available to the Compensation Committee and the market price of our common stock reflects this information. The dates for the meetings at which such grants are made are set well in advance of such meetings. The Compensation Committee may also make grants of long-term incentive awards at other times during the year due to special circumstances, which include a change in an officer role, the hiring or promotion of an officer, an acquisition or to align compensation with new strategic goals. We do not seek to time long-term incentive awards to take advantage of information, either positive or negative, about Jabil which has not been publicly disclosed.

In deciding the type and value of equity compensation to grant, the Compensation Committee typically takes into account a variety of considerations, such as Jabil’s financial performance, the need to retain experienced and talented employees to execute the strategies of the business, the accounting and tax impacts of the grant, the dilutive effect to the stockholders, the incentive opportunity Jabil desires to provide to the NEOs, the executive’s role and responsibilities, individual performance, internal equity and the historical level of actual compensation realized as compared to the value targeted. Additionally, the Compensation Committee utilizes peer group and compensation survey data to provide context for its determinations of these grants.

A majority of equity incentive awards granted to our NEOs are performance-based, with vesting conditioned on Jabil’s EPS or the Relative TSR metric, each measured over a three-year performance period. These metrics are described in detail under “NEO Long-Term Incentives”.

Time-based RSU awards are also granted to the NEOs. We believe that time-based RSU awards with service-based vesting over multiple years provides the recipient with the potential for long-term value directly aligned with the stock price and requires long-term service. We believe that time-based RSUs align with our guiding principle of creating a compensation package that is competitive, promotes retention, focuses on financial performance and balances the at-risk elements.

Other Compensation Policies and Considerations

In general, the Company offers limited additional compensation components to our NEOs, reflecting our cost-sensitive philosophy. For fiscal year 2024, we incurred tax gross-up and tax preparation service fees for Mr. Wilson that are one-time compensation not reflective of “ordinary” cash compensation. For all other NEOs, the value of the other benefits comprising “All Other Compensation” was minimal, as disclosed in detail in the Fiscal Year 2024 Summary Compensation Table and the related notes.

All of the programs we offer, with the exception of the non-qualified deferred compensation program, are also offered to a broad-based group of our employees.

Retirement and Pension Plan, Death and Disability

Our 401(k) Retirement Plan (“401(k) Plan”) includes a Company matching contribution. Eligible officers who retire receive additional time for vesting and settlement of certain equity and equity-based grants. Awards vest according to the provisions within the equity award agreements. Eligibility is determined based upon the age and/or years of service of the particular officer. The Compensation Committee may, in its discretion, award a bonus for the year of retirement and also may, in its discretion, pro rate this bonus for service

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through the date of retirement. Unvested time-based RSUs fully vest upon termination due to death or disability. In the event of death, a pro rata portion of unvested performance-based RSUs may vest, and in the event of a termination due to disability, a pro rata portion of unvested performance-based RSUs may remain outstanding and eligible for future vesting based on the actual level of achievement of the performance goals.

Severance and Termination

Upon a termination for any reason whatsoever, NEOs generally receive the pro rata portion of salary earned to the date of termination and pro-rata payment of the annual cash incentive compensation. Unvested RSUs are forfeited upon termination of employment unless there is a change in control or, for certain awards, the NEO is retirement-eligible, dies or becomes disabled. On a case-by-case basis, Jabil has at the time of termination entered into severance pay agreements with certain officers for various reasons, including but not limited to obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

On May 18, 2024, Mr. Wilson ceased to serve as Chief Executive Officer and Director of the Company following the completion of an internal investigation related to corporate policies. Mr. Wilson entered into a Separation, Release and Restrictive Covenants Agreement with the Company dated May 18, 2024 (the “Wilson Agreement”). The Wilson Agreement includes a general release of claims from Mr. Wilson and further provides that Mr. Wilson will be subject to (i) two-year noncompete, non-interference and non-solicitation provisions, (ii) an ongoing obligation to cooperate and make himself reasonably available to Jabil, (iii) non-disparagement, confidentiality and nondisclosure requirements and (iv) a requirement to assist Jabil in the event of certain legal proceedings (the “Ongoing Obligations”). In consideration for the general release of claims and the Ongoing Obligations, Mr. Wilson (a) received the right to a payment of $2,000,000, less applicable taxes and withholdings, payable in eight equal quarterly installments of $250,000 and (b) retained his long-term incentive awards vesting in 2024, which vested in accordance with their terms (the “Retained Unvested LTI Awards”). Cash payable or paid to Mr. Wilson under the Wilson Agreement, the Retained Unvested LTI Awards, and the cash value of any Retained Unvested LTI Award that has subsequently vested are subject to forfeiture and claw back in the event (1) of a violation or threatened violation of Mr. Wilson’s confidentiality, non-disparagement, non-compete, non-solicitation, or non-interference covenants or (2) that Jabil later discovers new information that would have resulted in termination of Mr. Wilson’s employment for Cause, as defined in the Wilson Agreement. The Company’s Board discussed its options thoroughly and determined that entering into the Wilson Agreement would allow for beneficial releases and restrictive covenants and that restrictive covenants, in particular would be of significant value to the Company and its stockholders. The Board believed that the value of Mr. Wilson’s noncompete given his tenure with the Company far exceeded the aggregate value paid to Mr. Wilson. In connection with ceasing to serve as Chief Executive Officer, Mr. Wilson forfeited his annual incentive award for fiscal year 2024 and the Company clawed back performance-based RSU awards granted on October 20, 2022 and October 19, 2023, 40% of Mr. Wilson’s time-based RSU award granted on October 20, 2022 and 70% of his time-based RSU award granted on October 19, 2023. He retained his long-term incentive awards vesting in 2024. For further information, see “Outstanding Equity Awards at 2024 Fiscal Year End.”

On May 18, 2024, Mr. Borges, who recently went on garden leave pursuant to a Mutual Separation Agreement and Release dated August 21, 2023 (the “Original Agreement”) from his role as Executive Vice President and CEO, Diversified Manufacturing Services, returned to his role under the title of Executive Vice President, Global Business Units. Mr. Borges and Jabil entered into an Amendment dated May 19, 2024 (the “Amendment”) to the Original Agreement. The Amendment extends Mr. Borges’ last day of employment to the earliest of the following: (i) a date mutually agreed by the parties; (ii) the Company’s termination of his employment for any reason, including Cause (as defined in the Amendment); (iii) his voluntary resignation; or (iv) termination of his employment due to his death, disability, or loss of legal capacity. The Amendment also states that if Mr. Borges’ employment terminates in the future for any reason other than a termination for Cause, he will be placed on garden leave for seven months prior to his separation date to assist with the transition of his position and be entitled to receive (a) a severance payment of $1,100,000 payable in four equal quarterly installments, beginning on or immediately after the separation date, (b)

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continuation of group medical insurance coverage subsidized by Jabil for the lesser of eighteen (18) months or until he becomes eligible for enrollment in group health coverage of a successor employer and (c) outplacement assistance at a level consistent with current Jabil practices through a third-party career transition consulting firm selected by Jabil. If his employment is terminated for Cause, Mr. Borges will not receive garden leave or the compensation that would otherwise have been paid to him under the Original Agreement. Under the Original Agreement and Amendment, Mr. Borges will be subject to (a) a general release of claims and a covenant not to sue, (b) confidentiality and non-disparagement provisions, and (c) non-compete, non-solicitation, and non-interference provisions for a period of two years after the Separation Date. Amounts payable to Mr. Borges under the Original Agreement and Amendment are subject to forfeiture and/or claw back in the event of a violation or threatened violation of the confidentiality, non-disparagement, non-compete, non-solicitation, and non-interference covenants.

Mr. Creadon ceased service as Executive Vice President, Operations as of May 18, 2024. On May 24, 2024, Mr. Creadon and the Company entered into a Mutual Separation Agreement and Release (the “Creadon Agreement”). Pursuant to the Creadon Agreement, Mr. Creadon commenced garden leave on June 1, 2024, remaining available to support the transition of his responsibilities until the end of his employment on March 1, 2025 (the “Separation Date”). The Creadon Agreement provides that Mr. Creadon will receive a payment of $1,500,000, less applicable taxes and withholdings, payable in six equal quarterly installments beginning after the Separation Date. Mr. Creadon will also receive his annual cash incentive bonus under the Company’s Short Term Incentive Plan for fiscal year 2024, payable in the ordinary course when other officers receive payments under the plan. The Creadon Agreement further provides that Mr. Creadon will retain his outstanding equity awards and the Company will abide by the terms of the applicable award agreements. Mr. Creadon will also be entitled to continuation of certain insurance coverage subsidized by Jabil for the lesser of 18 months or until he becomes eligible for enrollment in other group health coverage, subject to Mr. Creadon’s timely election pursuant to COBRA. The Creadon Agreement includes a general release of claims from Mr. Creadon and further provides that he will be subject to (i) confidentiality, non-disclosure and non-disparagement covenants, (ii) non-compete, non-solicitation, and non-interference covenants for a period of two years after the Separation Date, and (iii) a requirement to assist Jabil in the event of certain legal proceedings. Cash payable or paid to Mr. Creadon under the Creadon Agreement is subject to forfeiture and claw back in the event of a violation of the confidentiality, non-disclosure, non-disparagement, non-compete, non-solicitation, and non-interference covenants.

Change in Control Arrangements

Awards granted under the Equity Incentive Plan may vest under certain circumstances in connection with a change in control. In addition, any shares of Jabil stock that may be deferred and that continue to be reserved under the non-qualified deferred compensation program are distributed upon a change in control.

In the event of a change in control, any award outstanding under the Equity Incentive Plan will become fully vested on the earlier of (i) the applicable vesting date under the original vesting schedule, (ii) the first anniversary of the date of the change in control if the grantee has remained as an employee, consultant or non-employee director, or (iii) the date the grantee is terminated without cause or resigns for good reason. However, an award will not fully vest due to a change in control if the grantee is terminated for cause or resigns without good reason prior to the first anniversary of the date of such change in control.

With respect to the Equity Incentive Plan, the above discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. In addition, under the Equity Incentive Plan, for purposes of these accelerated vesting provisions, any performance objectives for any performance measurement period that is in process at the time of the change in control are deemed to have been achieved at the greater of target or the level actually achieved through the change in control (with similar performance assumed achieved through the remainder of the performance period).

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A summary of potential payments upon termination or a change in control for NEOs is set forth in “Potential Payments upon Termination or a Change in Control.”

Non-Qualified Deferred Compensation

U.S. executives may participate in a non-qualified deferred compensation program to voluntarily elect to defer up to 75% of salary and up to 100% of annual cash bonus. Participant deferrals are credited by book entry to the participant’s deferral contribution account. Jabil does not make, and is not required to make, any matching contributions to this program. Jabil may, however, decide to make discretionary contributions to the program to restore any 401(k) match a participant lost due to participation in this program. Executives meeting certain criteria may also voluntarily defer receipt of compensation upon vesting of RSUs.

Deferral accounts under the plan are paid out upon the participant’s termination of employment, death, or disability, or upon a determination by Jabil that a participant has suffered a financial hardship, or, if timely elected by the participant, during April of any year designated by the participant beginning with the fourth calendar year after a participant’s initial deferral election with respect to a particular deferral account. More information is shown in the Non-Qualified Deferred Compensation in Fiscal Year 2024 table.

Clawback of Executive Compensation

On October 19, 2023, Jabil adopted an updated clawback policy to comply with NYSE listing standards implementing Exchange Act Rule 10D-1 that requires recovery of certain incentive-based compensation (including equity awards) paid to our executive officers in the event we are required to restate financial statements due to material non-compliance with financial reporting requirements under the federal securities laws. In addition, certain of our equity award agreements contain provisions that permit Jabil to recoup the awards if the recipient breaches certain covenants or obligations under the agreement, including confidentiality and noncompetition covenants, or upon substantial violation of our Code of Conduct.

Insider Trading Policy

Our insider trading policy prohibits directors, employees and certain family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer or from providing such material non-public information to any person who may trade while aware of such information. Trading by our officers and directors, as well as other employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, is restricted to certain quarterly trading windows. All individuals subject to Jabil’s Share Ownership Guidelines are prohibited from entering into “short sales,” “put” or “call” options, or other derivatives based on Jabil Inc. common stock or otherwise using financial instruments to hedge the economic risk of such stock. In addition, federal securities laws prohibit the executive officers from selling “short” our stock.

Executive Stock Ownership Requirements

Jabil has minimum stock ownership requirements for Jabil’s executive officers. The executive officers are expected to own a minimum dollar value of shares equal to a multiple of their respective base salaries, as follows:

Categories	Multiple of Salary

Chief Executive Officer	6x

Chief Financial Officer	3x

Executive Vice Presidents	3x

Shares to be counted toward these requirements include shares deemed to be beneficially owned under federal securities laws (excluding shares under vested SARs) and unvested time-based restricted stock and RSUs. Unvested performance-based RSUs are not counted when determining whether these requirements have been satisfied. The stock ownership requirements are expected to be met within five years of becoming an executive officer. During the five-year period, executive officers generally are required to retain 50% of after-tax shares until ownership requirements have been met. If requirements have not been

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met during the period, or if an executive officer falls below the ownership requirements after the five-year period, then 100% of after-tax shares generally are to be retained until requirements are met. Stock ownership is reviewed by the Compensation Committee at each January annual meeting of stockholders, and the calculation for ownership value is the number of shares owned by the executive on the first trading day of January multiplied by Jabil’s average stock price for the preceding two months. All NEOs are currently in compliance with the stock ownership requirements.

Cash Severance Policy for Executive Officers

In October 2024, we adopted a cash severance policy (Severance Policy), which provides that we will not enter into any new employment agreement, severance agreement, or separation agreement with any executive officer, or establish any new severance plan or policy covering any executive officer, in each case that provides for “cash severance benefits” (as defined in the Severance Policy) exceeding 2.99 times the sum of the executive officer’s base salary plus target bonus, unless we seek stockholder ratification of such agreement, plan, or policy.

Accounting for Share-Based Compensation

Before we grant share-based compensation awards, or modify previously granted awards, we consider the accounting impact of the proposed award or modification.

Say-On-Pay Advisory Vote on Executive Compensation

We provided stockholders with a “say-on-pay” advisory vote on executive compensation during the Annual Meeting of Stockholders held in January 2024. More than 98% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs as disclosed in the proxy statement distributed in connection with that annual meeting. The Compensation Committee evaluated the results of the say-on-pay vote and, in light of the substantial support, it did not make any substantive changes to the executive compensation program and policies for fiscal year 2024 as a result of the vote.

Equity Grant Practices

The Compensation Committee generally approves the grant of annual equity awards for the Company’s executive officers, including each of the NEOs, at its meeting in October of each year. In special circumstances, including the hiring or promotion of an individual or where the Compensation Committee determines it is in the best interest of the Company, the Compensation Committee may approve grants of equity awards at other times. The Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

NEO Fiscal Year 2024 Cash Compensation

NEO Base Salary

With the exception of Messrs. Mondello and Borges, all NEO base salaries increased in fiscal year 2024, as described in the chart below. After initial annual increases in October 2023 for their prior positions, the base salaries for Mr. Dastoor and Mr. Hebard were increased again during fiscal year 2024 in connection with their promotions to CEO and CFO, respectively, following Mr. Wilson’s departure and after a review of market, peer and internal compensation practices:

Name	Base Salary (FY 23)	Base Salary (FY 24)	Percentage Increase

Dastoor	$720,000	$750,000 in October 2023, increased to $1,150,000 in July 2024	Initial increase: 4.2% Second increase: 53.3%

Mondello	$1,255,000	$1,000,000

Hebard	$400,000	$420,000 in October 2023, increased to $675,000 in May 2024	Initial increase: 5% Second increase: 60.7%

Borges	$720,000	$720,000	None

McCoy	$640,000	$700,000	9.4%

Creadon	$575,000	$650,000	13.0%

Wilson	$1,000,000	$1,100,000	10.0%

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NEO Annual Cash Incentives

Annual cash incentives for the NEOs in fiscal year 2024 were based upon three profitability measures: corporate core operating income, corporate core operating income margin and corporate free cash flow. Additional detail on these metrics can be found below.

Definitions

The Compensation Committee approved the performance metrics described below.

•

Definitions for Annual Cash Incentive Metric. The Compensation Committee defined the metrics for the annual cash incentives, which were intended to be consistent with the Company’s publicly disclosed financial results, at the time compensation was set at the beginning of fiscal year 2024.

The following definitions were used for the corporate metrics:

•

Corporate Core Operating Income (Non-GAAP) (“CANCOI”): means U.S. GAAP operating income less amortization of intangibles, stock-based compensation expense and related charges, restructuring, severance and related charges, distressed customer charges, loss on disposal of subsidiaries, settlement of receivables and related charges, impairment of notes receivable and related charges, goodwill impairment charges, business interruption and impairment charges, net, gain from the divestiture of businesses, and acquisition and divestiture related charges plus other components of net periodic benefit cost.

•	Corporate Core Operating Income Margin: means CANCOI divided by net revenue.

•

Corporate Free Cash Flow: means net cash provided by (used in) operating activities less net capital expenditures (acquisition of property, plant and equipment less proceeds and advances from the sale of property, plant and equipment).

Selection and Weighting of Performance Measures

Each year, the Compensation Committee selects the metrics to be used to measure NEO performance from those authorized in the Short-Term Incentive Plan as well as establishing the weighting of the metrics for each NEO’s short-term incentive award.

In order to reward an executive’s ability to drive CANCOI while also increasing margin, the pertinent CANCOI measure was applied in a matrix together with the applicable core operating income margin, with CANCOI on the Y axis and operating income margin on the X axis. The percentage of annual incentive earned increased as CANCOI and operating income margin increased. CANCOI was selected because it is a key corporate metric that takes into account both revenue and expense.

The cash flow metric is intended to reward executives for producing consistent, repeatable free cash flow results.

For all NEOs, the CANCOI and Core Operating Income Margin Matrix and the Corporate Free Cash Flow metric were equally weighted.

Setting Performance Metrics

The Compensation Committee set the metrics and related performance levels for fiscal year 2024 early in the fiscal year. When setting target metrics for a given year, the Company considers prior year performance, prevailing macro-economic conditions, and assumed market demand and uses these as benchmarks to establish appropriate goals.

The following tables show the goals established by the Compensation Committee. Performance below target results in diminishing payout and maximum payout is capped at 200%. To simplify the presentation, certain intermediate performance levels are not shown; however, payouts were determined by linear interpolation when financial performance occurred between data points in the performance/payout schedules. For the purposes of the CANCOI/Core Operating Margin matrices, payout was determined based on the performance on both measures.

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Corporate CANCOI and Core Operating Margin (numbers in millions)

Metric	Target	FY 2024 Actual	FY 2024 Adjusted(1)	Payout

Corporate CANCOI	$1,807	$1,588	$1,663

Corporate Core Operating Margin	5.40%	5.50%	5.76%

Matrix Result				71%

(1)

The Compensation Committee exercised its discretion to adjust these results to eliminate the impact of closing the divestiture of the Company’s mobility divestiture in December 2023 rather than January 2024.

Corporate Free Cash Flow (numbers in millions)

Target	FY 2024 Actual	Payout

$950	$1,055	200%

Actual Cash Incentive Achievement

For all NEOs, the results included in the charts above resulted in a 135.5% payout as follows:

	FY 2024 Target Bonus as a % of Salary	FY 2024 Actual Payout

Dastoor	140.3%(1)	$1,668.431

Mondello	150%	$2,132,171

Hebard	85.8%(2)	$558,761

Borges	100%	$975,600

McCoy	120%(3)	$1,123,191

Creadon	100%	$865,115

Wilson	175%	$0

(1)	Mr. Dastoor’s target bonus percentage was increased from 120% to 175% in July 2024 in connection with his promotion to CEO.
(2)	Mr. Hebard’s target bonus percentage was increased from 80% to 100% in May 2024 in connection with his promotion to CFO.
(3)	Mr. McCoy’s target bonus percentage was increased from 100% to 120% in October 2023.

NEO Long-Term Incentives

Actual Performance Results for Prior Long-Term Incentive Awards

In fiscal year 2022, Jabil granted two kinds of long-term, performance-based incentive awards that had performance measurement periods ending on August 31, 2024, one subject to EPS performance goals and one subject to total stockholder return goals. The specific performance goals for these long-term awards were previously disclosed by Jabil in its proxy statement covering the fiscal year in which the grant was made.

The following summarizes the quantitative performance goals and the actual outcome for the PBRSUs:

Grant Date	Award Type	Metric	Performance Period	Threshold	Target	Max	Actual Performance	FY 2024 Adjusted	Vesting Result

FY2022	PBRSU	Core EPS	FY22-FY24	$17.25	$20.39	$22.50	$24.77	$25.25(1)	150%

FY2022	PBRSU	Total Stockholder Return	FY22-FY24	25th Percentile	50th Percentile	75th Percentile	90th Percentile	—	200%

(1)

The Compensation Committee exercised its discretion to adjust this result to eliminate the impact of closing the divestiture of the Company’s mobility divestiture in December 2023 rather than January 2024.

Definitions for Long-Term Incentive Metrics Granted in Fiscal Year 2024

The following definitions apply to the long-term, performance-based incentive compensation awards made during fiscal year 2024:

•

Cumulative core earnings per share (Non-GAAP) (“EPS”) is the sum of the Company’s adjusted core earnings per share (Non-GAAP) during the three-year performance period beginning September 1, 2023 and ending on August 31, 2026.

Jabil Inc. Fiscal Year 2024 Proxy Statement	37

•

Adjusted core earnings per share (Non-GAAP) is the Company’s U.S. GAAP net income adjusted to exclude the following: (1) amortization of intangible assets, (2) stock-based compensation expense and related charges, (3) goodwill impairment charges, net of any tax related implications, (4) the cumulative effect of changes in GAAP and/or tax laws and regulations not previously contemplated in the Company’s EPS target and (5) any other unusual or nonrecurring gains or losses which are separately identified and quantified, including the acquisition and integration costs associated with Project Dayton and charges associated with the previously approved Board restructuring plans, divided by the weighted average number of outstanding shares determined in accordance with GAAP.

•

Relative Total Stockholder Return (“Relative TSR”) is the percentage rate of return from the beginning stock price (as defined below) to the closing stock price (as defined below) of Jabil’s common stock and the common stock of each relevant company in the S&P Supercomposite Technology Hardware and Equipment Index, as applicable, assuming reinvestment of all dividends and other distributions paid during the performance period. For purposes of the preceding sentence, the beginning stock price means the average stock price for the 90-day period ending 60 days after the first day of the performance period. The closing stock price means the average stock price for the 90-day period ending 30 days after the last day of the performance period.

FY24 Grants

For fiscal year 2024, the Compensation Committee granted the NEOs performance-based RSU awards and time-based RSU awards, with the potential to achieve the most value placed on the performance-based grant. Sixty-six percent of each NEO’s awards were performance-based while the remaining 33% were time-based.

The Compensation Committee granted RSUs with accumulated dividend equivalents, which allow for a cash payment upon vesting of the same amount that would have been paid in dividends during the vesting period (without interest).

Performance-Based Equity Awards

These awards are at-risk and variable. Each NEO received an award of RSUs with vesting based on the achievement of EPS during the three-year performance period starting in fiscal year 2024. In addition, each NEO received an award of RSUs with vesting based on the achievement of Relative TSR during the three-year performance period starting in fiscal year 2024. The Compensation Committee believes that measuring performance against a multi-year measurement of EPS aligns the NEOs’ compensation with stockholders’ interests over a longer-term horizon, further enhanced by granting an additional award measuring performance against a multi-year measurement based on Relative TSR.

The awards contain a threshold performance level that must be achieved in order for any performance based RSUs to vest. The achievement of the applicable performance goal (EPS or Relative TSR) at the end of the three-year period determines the corresponding number of RSUs that will vest. With respect to the EPS performance goal, the vesting is 20% at threshold performance, 100% at target performance and 150% at maximum performance. With respect to the Relative TSR performance goal, the vesting is 0% at threshold performance, 100% at target performance and 200% at maximum performance.

Performance results between a threshold level and target level or between a target level and maximum level are determined by means of interpolation. The three-year goals are established by the Compensation Committee based upon the Company’s long-term financial plan, reviews of analyst expectations and historical financial performance. Target levels are intended to be “stretch” goals, requiring significant growth in the Company’s EPS or Relative TSR over the three-year performance period in order to pay out at or above target.

For additional information relating to the terms and conditions of our performance-based awards, see the notes to the Grants of Plan-Based Awards in Fiscal Year 2024 table.

Jabil Inc. Fiscal Year 2024 Proxy Statement	38

Time-Based Awards

The time-based awards made to the NEOs for fiscal year 2024 vest at the rate of 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant, and the remaining 40% on the third anniversary of the date of grant. The Compensation Committee believes that providing time-based awards supports our guiding principle of competitiveness and promotes retention. The Compensation Committee chose the graduated vesting schedule to further the goal of retention, as the greatest percentage of shares vests in the third year after the grant. Additionally, supporting our focus on performance-based compensation, time-based awards comprise a minority of the NEOs’ fiscal year 2024 long-term incentive award opportunity.

Chief Executive Officer Compensation for Fiscal Year 2024

The Compensation Committee reviewed current market data as part of its regular annual review of CEO compensation in October 2023, which includes both peer group and compensation survey data. In July 2024, following Mr. Dastoor’s appointment as CEO, the Compensation Committee again considered market data as well as total compensation paid to prior incumbents. Additional items of CEO compensation are generally those available to all salaried U.S. employees (such as 401(k) matching contributions).

Neither Mr. Wilson nor Mr. Dastoor received any pension benefits, severance commitments, change in control excise tax gross-up commitments or perquisites, except for the tax gross-up and tax preparation service fees for Mr. Wilson paid in connection with his separation that are disclosed in detail in the Fiscal Year 2024 Summary Compensation Table and the related notes.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting of Stockholders and incorporated by reference in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024.

Submitted by the Compensation Committee:

Jabil Inc. Fiscal Year 2024 Proxy Statement	39

Summary Compensation Table

The following table summarizes the compensation of our NEOs for fiscal year 2024, 2023 and 2022 except as indicated below. The NEOs are our Chief Executive Officer, our Chief Financial Officer, each of our next three most highly compensated executive officers based upon their total compensation during fiscal year 2024, our former Chief Executive Officer and one additional officer who was no longer an executive officer on the last day of fiscal year 2024.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Mark T. Mondello Executive Chairman of the Board	2024	1,049,039	4,686,056	2,132,171	365,193	8,232,459
	2023	1,255,000	11,310,600	3,680,288	355,112	16,601,000
	2022	1,248,846	11,110,207	3,746,539	329,676	16,435,268

Michael Dastoor Chief Executive Officer	2024	877,692	2,519,385	1,769,524	82,681	5,249,282
	2023	716,923	2,323,707	1,681,901	99,783	4,822,314
	2022	700,000	2,056,286	1,400,000	88,462	4,244,748

Greg Hebard Chief Financial Officer	2024	480,673	423,656	585,649	27,250	1,517,228

Steven D. Borges Executive Vice President, Global Business Units	2024	720,000	2,166,671	975,600	76,961	3,939,232
	2023	720,000	2,092,755	1,407,600	82,814	4,303,169
	2022	704,462	2,056,286	1,408,924	81,579	4,251,251

Frederic McCoy Executive Vice President, Operations	2024	690,769	2,166,671	1,123,191	30,466	4,011,097
	2023	640,000	1,809,129	1,251,200	31,453	3,731,782

Gerald Creadon Former Executive Vice President, Operations	2024	638,462	1,758,990	865,115	30,470	3,293,037
	2023	575,000	1,527,529	1,124,125	32,968	3,259,622

Kenneth S. Wilson Former Chief Executive Officer	2024	809,615	10,987,675	-	86,134	11,883,424
	2023	990,769	6,219,514	2,905,430	122,258	10,237,971
	2022	700,000	2,056,286	1,400,000	1,434,756	5,591,042

(1)

The “Salary” column reflects the salaries for the fiscal year on an accrual basis, including any amount deferred under Jabil’s Executive Deferred Compensation Plan. See “Non-Qualified Deferred Compensation in Fiscal Year 2024.”

(2)

The “Stock Awards” column contains both performance-based and time-based RSU awards and assumes a target level of achievement for the performance-based awards. Amounts reflect the aggregate grant date fair value of the awards pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used for the valuations are set forth in Note 1 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2024. For the performance-based RSUs in this column, assuming that the highest level of performance conditions will be achieved (EPS at 150% maximum and Relative TSR at 200% maximum) the grant date fair value for each NEO would be as follows:

Name	Fiscal Year	Maximum Value ($)

Mondello	2024	6,000,202

Dastoor	2024	3,225,915

Hebard	2024	516,146

Borges	2024	2,774,287

McCoy	2024	2,774,287

Creadon	2024	2,252,275

Wilson	2024	14,100,261

See the “Grants of Plan-Based Awards in Fiscal Year 2024” table and the “Compensation Discussion and Analysis” for information with respect to RSU awards made in fiscal year 2024 and the “Outstanding Equity Awards at 2024 Fiscal Year End” table with respect to RSU awards made prior to fiscal year 2024. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs, particularly for Mr. Wilson, whose performance-based RSUs granted in fiscal years 2024 and 2023 were forfeited and whose time-based RSUs granted in fiscal years 2024 and 2023 were forfeited with the exception of RSUs vesting in October 2024 in accordance with the terms of the Wilson Agreement. The incremental fair value of Mr. Wilson’s fiscal years 2023 and 2022 awards that vested was $2.2 million.

(3)

Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Short-Term Incentive Plan for services performed in each fiscal year including any amount deferred under Jabil’s Executive Deferred Compensation Plan. For additional information about our Short-Term Incentive Plan and these payouts see “Compensation Discussion and Analysis” and the “Grants of Plan-Based Awards in Fiscal Year 2024” table.

(4)

The amounts shown include the following Company contributions under Jabil’s 401(k) plan: $4,615 for Mr. Mondello; $11,539 for Mr. Dastoor; $16,764 for Mr. Hebard; $13,800 for Mr. Borges; $6,462 for Mr. McCoy; $12,000 for Mr. Creadon; and $13,800 for Mr. Wilson. The amounts shown include the following for executive physicals: $552 for Mr. Mondello; $4,427 for Mr. Dastoor; $2,331 for Mr. Hebard; $3,620 for Mr. McCoy; $3,317 for Mr. Creadon; and $3,968 for Mr. Wilson. The amount shown for Mr. Wilson also includes $3,012 for tax preparation services and the following amounts, all related to his expatriate package: $237 in tax gross-ups. The amounts shown also include the following accrued dividends paid upon settlement of restricted stock unit awards; $360,026 for Mr. Mondello; $66,715 for Mr. Dastoor; $8,155 for Mr. Hebard; $63,161 for Mr. Borges; $20,385 for Mr. McCoy $15,154 for Mr. Creadon; and $65,117 for Mr. Wilson.

Jabil Inc. Fiscal Year 2024 Proxy Statement	40

Grants of Plan-Based Awards in Fiscal Year 2024

The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal year 2024, including: (i) the grant date of awards; (ii) the range of possible cash payouts under our Short-Term Incentive Plan for fiscal year 2024 performance for achievement of pre-specified levels of performance; (iii) the range of shares that may be earned under our performance-based RSU awards for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this Proxy Statement); (iv) the number of time-based RSUs granted (which are included in the “All Other Stock Awards: Number of Shares of Stock or Units” column); (v) the number and exercise price of market-based RSUs granted; and (vi) the grant date fair value of performance-based RSUs and time-based RSUs computed under ASC 718.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Type(3)	Threshold (#)	Target (#)	Maximum (#)

Dastoor	10/19/2023	183,975	1,471,801	2,943,602	—	—	—	—	—	—
	10/19/2023				EPS	1,100	5,500	8,250	—	716,870
	10/19/2023				TSR	-	5,500	11,000	—	1,085,645
	10/19/2023				TBRS	—	—	—	5,500	716,870

Mondello	10/19/2023	235,313	1,882,500	3,765,000	—	—	—	—	—	—
	10/19/2023				EPS	2,046	10,230	15,345	—	1,333,378
	10/19/2023				TSR	-	10,230	20,460	—	2,019,300
	10/19/2023				TBRS	—	—	—	10,230	1,333,378

Hebard	10/19/2023	51,552	412,418	824,835	—	—	—	—	—	—
	10/19/2023				EPS	144	720	1,080	—	93,845
	10/19/2023				TSR	-	720	1,440	—	142,121
	10/19/2023				TBRS	—	—	—	1,440	187,690

Borges	10/19/2023	90,000	720,000	1,440,000	—	—	—	—	—	—
	10/19/2023				EPS	946	4,730	7,095	—	616,508
	10/19/2023				TSR	-	4,730	9,460	—	933,655
	10/19/2023				TBRS	—	—	—	4,730	616,508

McCoy	10/19/2023	103,615	828,923	1,657,846	—	—	—	—	—	—
	10/19/2023				EPS	946	4,730	7,095	—	616,508
	10/19/2023				TSR	-	4,730	9,460	—	933,655
	10/19/2023				TBRS	—	—	—	4,730	616,508

Creadon	10/19/2023	79,808	638,462	1,276,923	—	—	—	—	—	—
	10/19/2023				EPS	768	3,840	5,760	—	500,506
	10/19/2023				TSR	-	3,840	7,680	—	757,978
	10/19/2023				TBRS	—	—	—	3,840	500,506

Wilson	10/19/2023	177,103	1,416,826	2,833,653	—	—	—	—	—	—
	10/19/2023				EPS (5)	4,846	24,230	36,345	—	3,158,138
	10/19/2023				TSR (5)	-	24,230	48,460	—	4,782,760
	10/19/2023				TBRS(5)	—	—	—	24,230	3,046,777

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts for the awards granted October 19, 2023.

(2)

The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based RSUs granted under our Equity Incentive Plan in fiscal year 2024. For additional information related to the performance period, performance measures and targets, see “Compensation Discussion and Analysis”. During the performance period, the NEOs will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of “Compensation Discussion and Analysis” for treatment of dividends under RSU awards. See “Potential Payments Upon Termination or a Change in Control” and “Other Compensation Policies and Considerations” under the “Compensation Discussion and Analysis” for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.

Jabil Inc. Fiscal Year 2024 Proxy Statement	41

(3)

The type of award refers to awards’ vesting criteria and related terms. “EPS” refers to performance-based RSU awards based on cumulative core EPS (Non-GAAP) targets. “TSR” refers to performance-based RSU awards based on the Company’s total stockholder return relative to the total stockholder return of the companies in the S&P Supercomposite Technology Hardware and Equipment Index. “TBRS” refers to time-based RSU awards, which vest based on continued service.

(4)

The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the performance- and time-based RSUs granted to the NEOs in fiscal year 2024. The grant date fair value of the awards is determined under ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The fair value of each share underlying an EPS performance-based award for this purpose is equal to the closing price per share of a share of our common stock on the grant date and assumes target-level achievement. The fair value of each share underlying a Relative TSR performance-based award for this purpose is measured on the date of grant using a Monte Carlo valuation model, which utilizes multiple input variables to determine the probability of the Company achieving the specified market conditions and assumes target-level achievement.

(5)	Mr. Wilson’s performance-based RSU awards were forfeited and 70% of his time-based RSU award was forfeited due to his separation pursuant to the terms outlined in the Wilson Agreement.

Outstanding Equity Awards at 2024 Fiscal Year End

The following table provides information regarding outstanding unvested RSU awards held by each of our NEOs as of August 31, 2024. Each grant of unvested RSU awards is shown separately for each NEO.

		Stock Awards

Name	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)

Dastoor	10/21/2021	3,940	430,563	19,700	2,152,816
	10/20/2022	8,029	877,409	22,940	2,506,883
	10/19/2023	5,500	601,040	11,000	1,202,080

Mondello	10/21/2021	21,288	2,326,353	106,440	11,631,763
	10/20/2022	39,081	4,270,772	111,660	12,202,205
	10/19/2023	10,230	1,117,934	20,460	2,235,869

Hebard	10/21/2021	960	104,909	2,400	262,272
	10/20/2022	2,198	240,197	3,140	343,139
	10/19/2023	1,440	157,363	1,440	157,363

Borges	10/21/2021	3,940	430,563	19,700	2,152,816
	10/20/2022	7,231	790,204	20,660	2,257,725
	10/19/2023	4,730	516,894	9,460	1,033,789

McCoy	10/21/2021	2,076	226,865	5,180	566,070
	10/20/2022	6,251	683,109	17,860	1,951,741
	10/19/2023	4,730	516,894	9,460	1,033,789

Creadon	10/21/2021	1,596	174,411	4,000	437,120
	10/20/2022	5,278	576,780	15,080	1,647,942
	10/19/2023	3,840	419,635	7,680	839,270

Wilson	10/21/2021	3,940	430,563	19,700	2,152,816
	10/20/2022(5)	9,210	1,006,469	-	-
	10/19/2023(5)	7,269	794,356	-	-

(1)

This column includes (i) time-based RSUs granted in October 2021, October 2022 and October 2023 that will cease being restricted at the rate of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date. The NEOs will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.

(2)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $109.28, the closing market price of Jabil common stock on August 31, 2024.

Jabil Inc. Fiscal Year 2024 Proxy Statement	42

(3)

These amounts represent the number of shares of performance-based RSUs including the Relative TSR RSUs granted in fiscal years 2024, 2023 and 2022. The FY 2024 performance periods and threshold, target, and maximum levels of achievement for performance-based RSUs including the Relative TSR RSUs are described in the “Compensation Discussion and Analysis.” The number of shares and related values as of August 31, 2024, represent the award at target level of achievement. Actual results may cause our NEOs to earn more or fewer shares. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.

(4)

The market value shown was determined by multiplying the number of shares of unearned performance based RSUs at the applicable level of performance described in footnote (3) by $109.28, the closing market price of Jabil common stock on August 31, 2024.

(5)

Mr. Wilson’s performance-based RSU awards granted on October 20, 2022 and October 19, 2023 were forfeited, 40% of his time-based RSU award granted on October 20, 2022 and 70% of his time-based RSU award granted on October 19, 2023 were forfeited due to his separation pursuant to the terms outlined in the Wilson Agreement.

Stock Vested in Fiscal Year 2024

Our NEOs acquired the following shares upon the vesting of stock awards during fiscal year 2024.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Dastoor	72,774	9,144,067

Mondello	391,515	49,185,258

Hebard	9,363	1,186,363

Borges	68,844	8,649,429

McCoy	23,539	2,984,008

Creadon	17,692	2,243,758

Wilson	74,955	9,445,937

(1)

The value realized upon vesting is determined by multiplying the number of shares that vested by Jabil’s closing stock price per share on the day prior to the vesting date. The value realized was determined without considering any taxes that were owed upon vesting.

Non-Qualified Deferred Compensation in Fiscal Year 2024

In fiscal year 2024, we permitted NEOs to elect to defer a portion of salary and annual incentive awards under the Jabil Inc. Executive Deferred Compensation Plan. The following table shows cash compensation that was deferred by our NEOs, the aggregate earnings and aggregate withdrawals or distributions during fiscal year 2024, and the aggregate balance as of August 31, 2024. For additional information on this plan, see the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section.

Name	NEO Contributions in Fiscal Year 2024 ($)	Registrant Contributions in Fiscal Year 2024 ($)	Aggregate Earnings in Fiscal Year 2024 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of August 31, 2024 ($)

Dastoor	124,539	—	99,819	—	2,031,175

Mondello	—	—	—	—	—

Hebard	—	—	—	—	—

Borges	—	—	—	—	—

McCoy	1,251,200	—	324,828	—	1,576,028

Creadon	—	—	—	—	—

Wilson	—	—	—	—	—

Jabil Inc. Fiscal Year 2024 Proxy Statement	43

Potential Payments Upon Termination or a Change in Control

Except as described herein under “Severance and Termination,” Jabil’s NEOs do not have pre-existing employment or severance agreements. Accordingly, upon a termination with or without cause, or following a change in control or for any other reason, the only cash amounts the applicable NEO(s) receive are salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make a cash severance payment.

The Compensation Committee may, in its discretion, award a bonus to our NEOs for the year of retirement, pro-rated for service through the date of retirement. The only other scenarios in which our NEOs may receive additional amounts are in connection with accelerated or continued vesting of outstanding equity awards following a change in control, retirement, death or disability.

In the event of a change in control, awards outstanding under the Equity Incentive Plan will accelerate on the first anniversary of the change in control if the NEO has remained an employee, consultant or non-employee director or, if earlier, on the date the NEO is terminated without cause or resigns for good reason. With respect to the Equity Incentive Plan, the preceding discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. These provisions are more fully discussed in “Compensation Discussion and Analysis – Change in Control Arrangements” above.

In general, upon termination of employment, all unvested RSUs are forfeited unless (i) there is a change in control or (ii) the NEO is retirement-eligible, dies or becomes disabled. Awards that contain retirement, death or disability provisions may vest in whole or in part as discussed in the “Compensation Discussion and Analysis – Other Compensation Policies and Considerations” above.

The following table sets forth the additional amounts that could have been payable or realizable by Jabil and realized by each NEO if termination of his employment were to have occurred as of August 31, 2024, for these scenarios. Amounts payable or realizable upon termination due to a change in control or death would be payable in a lump sum payment. The value upon continued vesting of equity awards (which would occur upon termination due to retirement and termination due to disability) would be realizable upon the respective vesting dates.

	Termination Due to Change in Control ($)	Termination Due to Retirement ($)	Termination Due to Death ($)	Termination Due to Disability ($)

Equity(1)	All unvested RSUs would be accelerated(2), resulting in these values:	Certain unvested performance- based RSUs and time-based RSUs would continue to vest, resulting in these values(3):	Certain unvested performance-based RSUs(4) and all time-based RSUs would vest immediately, resulting in these values:	All unvested time-based RSUs would vest immediately and certain unvested performance– based RSUs(5) would continue to vest, resulting in these values:

Dastoor	12,167,126	9,385,404	7,748,389	7,748,389

Mondello	53,337,273	42,508,718	36,950,737	36,950,737

Hebard	1,837,325	1,241,639	1,242,659	1,242,659

Borges(6)	11,265,238	8,796,603	7,354,835	7,354,835

McCoy	7,642,169	5,403,022	4,063,249	4,063,249

Creadon(7)	6,288,408	-	3,314,171	3,314,171

Wilson(8)	-	-	-	-

(1)

With the exception of awards granted in October 2021 that were unvested as of August 31, 2024, all numbers in the chart above represent achievement of the target amount that could be realized under an award at the market closing price on August 31, 2024. The performance period for awards granted in October 2021 that were unvested as of August 31, 2024, has concluded and the actual performance outcome was applied. The only equity grants that were unvested as of August 31, 2024, are restricted stock unit grants.

(2)

In the event of termination without cause or resignation for good reason following a change in control, all unvested restricted stock units would vest immediately, with performance-based restricted stock units vesting at the maximum.

(3)

All named executive officers have retirement eligibility other than Mr. Creadon, resulting in extended vesting. Mr. Creadon has no retirement eligibility. All awards that remain unvested as of August 31, 2024, would be cancelled. Mr. Hebard has two years of retirement eligibility and would continue to vest in outstanding awards in accordance with the terms of such awards through August 31, 2026. All

Jabil Inc. Fiscal Year 2024 Proxy Statement	44

awards that remain unvested as of such date would be cancelled. Messrs. Mondello, Dastoor, Borges, and McCoy retirement eligibility would result in vesting of all outstanding awards.

(4)	Performance-based awards would vest immediately on a pro rata basis based on the actual level of the performance targets achieved to date in accordance with the terms of the award.

(5)	Performance-based awards would continue to vest based on the actual level of the performance targets achieved on a pro rata basis in accordance with the terms of the award.

(6)	The additional amounts to which Mr. Borges is eligible to receive upon separation are described herein under “Severance and Termination.”

(7)	The amounts to be paid to Mr. Creadon following his separation are described herein under “Severance and Termination.”

(8)	The amounts paid to Mr. Wilson upon his separation in May 2024 are described herein under “Severance and Termination.”

CEO Pay Ratio

In accordance with Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median associate. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and is based on our payroll and employment records and the methodology described below. In calculating the pay ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.

Considered Population

As of August 31, 2024, we employed 103,954 associates worldwide that meet the definition of employee under Item 402(u), other than our CEO. As permitted by SEC rules, in order to determine our median associate, we excluded approximately 5% of our total associate population or 4,068 associates outside of the U.S. from the following countries: Ukraine (2,351), Brazil (1,252) and Indonesia (465). Therefore, an aggregate associate population of approximately 99,886 associates was considered (the “considered population”) in determining our median associate.

Identifying our Median Associate

In determining our median associate, we used fiscal year 2024 target total compensation (base salary plus target cash bonus and equity). Adjustments were made to annualize the salaries of all newly hired full-time associates in the considered population who did not work for the entire fiscal year 2024. For associates located outside the U.S., compensation was converted to U.S. dollars using the spot exchange rate as of the last business day of the fiscal year (August 31, 2024). The annual total compensation for our median compensated associate in fiscal 2024 was $10,191.

The fiscal 2024 annual total compensation of Mr. Dastoor, our CEO at fiscal year end, was $5,249,282, as set forth in the Summary Compensation Table. The ratio of our CEO’s annual total compensation to our median associate’s annual total compensation was 515:1.

To provide some context for the above CEO pay ratio, as a large global manufacturing company, our business operations rely significantly on employees outside the United States. Of the approximate 103,954 associates included in our analysis, more than 89% are located outside the United States. The majority of the associates outside of the United States work in Mexico (30%) and China (24%). The compensation elements and pay levels of our employees differ from country to country based on market trends as well as fluctuations in currency exchange rates. We annually conduct competitive market pay analysis in all of the countries we operate in to help ensure we are competitive with local market practices.

Jabil Inc. Fiscal Year 2024 Proxy Statement	45

Pay Versus Performance
The following tables
show
the relationship between executive “compensation actually paid” and certain financial performance of the Company as determined under Item 402(v) of Regulation
S-K.
For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Matters – Compensation Discussion and Analysis.”

Year (a)							Average Summary Compensation Table Total for Non-PEO NEOs ($) (3) (d)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income ($) (7) (h)	CANCOI (8) (i)
	Summary Compensation Table Total for PEO ($) (1) (b)			Compensation Actually Paid to PEO ($) (2) (c)					Total Stockholder Return ($) (5) (f)	Peer Group Total Stockholder Return ($) (6) (g)
	Mondello	Wilson	Dastoor	Mondello	Wilson	Dastoor
2024	N/A	11,883,424	5,249,282	N/A	(9,418,836)	4,614,425	4,198,611	3,706,142	325.88	170.58	1,388,000,000	1,588,000,000
2023	16,601,000	10,237,971	N/A	66,953,485	24,823,983	N/A	3,837,569	10,481,156	340.37	143.65	818,000,000	1,733,000,000
2022	16,435,268	N/A	N/A	10,587,003	N/A	N/A	4,370,388	4,105,552	178.70	129.75	996,000,000	1,543,000,000
2021	15,629,573	N/A	N/A	55,963,228	N/A	N/A	5,228,688	12,711,957	182.13	144.77	696,000,000	1,241,000,000

(1)
The dollar amounts reported in column (b) are the amounts reported for Mr. Michael Dastoor, our Chief Executive Officer since May 18, 2024, Mr. Kenneth Wilson, our Chief Executive Officer starting May 1, 2023 and for the remainder of 2024 until his separation from the Company, and for Mr. Mark Mondello, our former Chief Executive Officer during the remainder of 2023 and for each of the other years shown in the “Total” column in our Summary Compensation Table. Refer to the “Compensation Matters – Summary Compensation Table”.

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Messrs. Wilson and Mondello as computed in accordance with Item 402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by Messrs. Wilson and Mondello, respectively, For Mr. Wilson, the amounts reflect the forfeiture of his fiscal years 2024 and 2023 performance-based RSU awards and partial forfeiture of his fiscal years 2024 and 2023 time-based RSU awards due to his separation pursuant to terms outlined in the Wilson Agreement. In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the assumptions used are consistent with those disclosed on the grant date, with values changing primarily due to changes in the Company’s stock price and performance on the metrics applicable to those awards.

Compensation Actually Paid to PEO	2024	2024	2023	2023	2022	2021
	Dastoor	Wilson	Wilson ($)	Mondello ($)	Mondello ($)
Summary Compensation Table Total	5,249,282	11,883,424	10,237,971	16,601,000	16,435,268	15,629,573
Less, value of “Stock Awards” reported in Summary Compensation Table	(2,519,385)	(10,987,675)	(6,219,513)	(11,310,600)	(11,110,207)	(11,159,600)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year and were unvested at year-end	1,712,700	794,356	13,819,912	25,132,433	10,938,307	23,695,520
Plus, year over year change in fair value of outstanding and unvested equity awards granted in prior years that were unvested at year-end	(613,611)	(236,125)	6,430,336	35,847,153	999,140	26,754,549
Plus (less), change in fair value from the prior year-end through the applicable vesting date of equity awards granted in prior years that vested or were rescinded in the year*	785,439	839,479	555,277	683,499	(6,675,505)	1,043,186
Less, year-end fair value of equity awards granted in any prior fiscal year that failed to meet the applicable vesting conditions or were forfeited during the year		(11,712,295)
Compensation Actually Paid to PEO	4,614,425	(9,418,836)	24,823,983	66,953,485	10,587,003	55,963,228

*Reflects the impact of Mr. Mondello’s voluntarily rescission of the portion of his FY2019 Performance-Based RSUs that was scheduled to vest above target in fiscal year 2022 based on the Company’s Relative TSR performance. Accordingly, Mr. Mondello requested that his payout be capped at the target payout level.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Mondello for 2021 to 2023, Mr. Wilson for 2023 and 2024, and Mr. Dastoor for 2024) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for these

Jabil Inc. Fiscal Year 2024 Proxy Statement	46

purposes in each applicable year are as follows: (i) for 2024 Mr. Mondello, Mr. Hebard, Mr. Borges, Mr. McCoy, and Mr. Creadon (ii) for 2023, Mr. Dastoor, Mr. Borges, Mr. Creadon, Mr. McCoy and Mr. Katz; (iii) for 2022, Mr. Dastoor, Mr. Borges, Mr. Wilson, Mr. Johnson and Mr. Loparco; and (iv) for 2021, Mr. Dastoor, Mr. Borges, Mr. Loparco and Mr. Wilson.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Mondello for 2021 to 2023, Mr. Wilson for 2023 and 2024, and Mr. Dastoor for 2024), as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with these rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the assumptions used are consistent with those disclosed on the grant date, with values changing primarily due to changes in the Company’s stock price and performance on the metrics applicable to those awards.

Average Compensation Actually Paid to Non-PEO NEOs	2024	2023	2022	2021
Average Summary Compensation Table Total	4,198,611	3,837,569	4,370,388	5,228,688
Less, average value of Stock Awards reported in Summary Compensation Table	(2,240,408)	(1,822,095)	(1,945,226)	(3,262,453)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year and were unvested at year-end	1,526,025	4,048,739	1,581,509	5,964,144
Plus, average year over year change in fair value of outstanding and unvested equity awards granted in prior years that were unvested at year-end	(891,185)	4,097,774	121,089	4,637,203
Plus (less), average change in fair value from the prior year-end through the applicable vesting date of equity awards granted in prior years that vested in the year	1,113,099	319,169	(22,208)	144,375
Average Compensation Actually Paid to Non-PEO NEOs	3,706,142	10,481,156	4,105,552	12,711,957

(5)
Total Stockholder Return (TSR) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s stock price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s stock price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is August 31, 2020.

(6)	The peer group used for this purpose is the following published industry index: S&P MidCap 400 Index.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(8)
The Company-selected Measure is CANCOI, which is described in detail in the section “Compensation Matters – Compensation Discussion and Analysis – NEO Fiscal Year 2024 Compensation.” CANCOI is a
non-GAAP
financial measure. See Annex A to this proxy statement for a reconciliation of GAAP to non-GAAP
financial measures.

Description of Certain Relationships between Information Presented in the Pay versus Performance Table
As described in more detail in the section “Compensation Matters – Compensation Discussion and Analysis,” we designed our compensation program with the intent to align pay with performance. The metrics that the Company uses for both our annual cash incentives and long-term equity incentive awards are selected based on an objective of motivating our executives to drive stockholder value. While the Company utilizes the financial performance metrics listed above to align executive compensation with Company performance, only the most important measure is presented in the Pay Versus Performance table (in accordance with SEC rules) for a particular year.
Moreover, the Company generally seeks to create long-term stockholder value, and therefore does not specifically align the Company’s performance measures with “compensation actually paid” (“CAP”) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Jabil Inc. Fiscal Year 2024 Proxy Statement	47

Compensation Actually Paid and Company TSR
As demonstrated by the following chart, the amount of
CAP
to the Company’s CEOs for the applicable year and the average amount of CAP to the Company’s other NEOs as a group is aligned with the Company’s cumulative TSR over the four years presented in the table. The alignment of CAP reflects the fact that a significant portion of the compensation paid to our CEOs and to the other NEOs is comprised of equity awards, as described in more detail in “Compensation Matters – Compensation Discussion and Analysis.”

Compensation Actually Paid and Net Income
The following chart demonstrates the amount of CAP to the Company’s CEOs for the applicable year and the average amount of CAP to the Company’s other NEOs as a group in relation to the Company’s net income over the last four fiscal years. The Company does not use net income as a performance measure in the overall executive compensation program.

Jabil Inc. Fiscal Year 2024 Proxy Statement	48

Compensation Actually Paid and CANCOI
The following graph demonstrates the amount of CAP to our CEOs and the average amount of CAP to the Company’s other NEOs as a group in relation to the Company’s CANCOI (as described above and in the Annex to this proxy statement), over the four years presented in the Pay Versus Performance table. While the Company uses numerous financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that CANCOI is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to the Company’s NEOs, for the most recently completed fiscal year, to Company performance. As described in more detail in “Compensation Matters – Compensation Discussion and Analysis,” the Company utilizes CANCOI when setting goals in the Company’s annual cash incentive program because it views CANCOI as a key corporate metric that takes into account both revenue and expense.

Company TSR and S&P 500 Index
As demonstrated by the following chart, the Company’s cumulative TSR over the four-year period presented in the table was 225.88% while the cumulative TSR of the S&P 500 Index was 71.64% and cumulative TSR of the S&P MidCap 400 Index was 70.58% over the four years presented in the table.

Jabil Inc. Fiscal Year 2024 Proxy Statement	49

Financial Performance Measures
As described in greater detail under “Compensation Matters – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy.
The
 metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. In addition to CANCOI, our Company selected measure, the most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

1.	Margin%
2.	Free Cash Flow
3.	Core EPS
4.	Relative TSR
Equity Compensation Plan Information
The following table provides a summary of our compensation plans under which equity securities of Jabil were authorized for issuance as of August 31, 2024:

PLAN CATEGORY	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Security Holders:
2021 Equity Incentive Plan	2,531,774 (3)	—	8,038,332
2011 Employee Stock Purchase Plan	—	—	9,359,036
TOTAL	2,531,774		17,397,368
Equity Compensation Plans Not Approved by Security Holders:
	—	—	—

(1)	The weighted-average exercise price does not take into account the shares issuable upon vesting of RSUs, which are not options, warrants or rights and have no exercise price.

(2)	All of the shares available for future issuance under the 2021 Equity Incentive Plan may be issued in connection with options, rights, restricted stock or other stock-based awards.

(3)
Amount reflects the number of shares issuable upon vesting of RSUs granted under the Equity Incentive Plan, which represents the maximum number of shares that can vest based on the achievement of certain performance criteria.

Jabil Inc. Fiscal Year 2024 Proxy Statement	50

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal gives our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, in accordance with Section 14A of the Exchange Act, the compensation of our NEOs, as disclosed in this Proxy Statement. At the most recent Annual Meeting of Stockholders held in January 2024, more than 98% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs. Stockholders vote annually on the compensation of our NEOs.

Stockholders are urged to read the “Compensation Discussion and Analysis” section, the compensation tables and the accompanying narrative disclosure set forth in this Proxy Statement. As described in detail in the “Compensation Discussion and Analysis” section, we believe our compensation programs are predominantly performance-based, and are designed to attract, retain and motivate our NEOs, who are critical to our success, and to align their interests with those of our stockholders. The compensation program for our NEOs is composed of the following features, among others:

●

Our Compensation Committee is composed solely of independent directors. The Compensation Committee has established a process for determining compensation for our NEOs, which includes advice from an independent compensation consultant and a review of compensation practices at peer group companies.

●

Our Compensation Committee engages in a robust and comprehensive annual review of the Company’s performance metrics and goals help to ensure that they properly motivate and incent our NEOs to implement our long-term strategy and position Jabil for increased profitability and greater financial strength.

●	Our Compensation Committee receives advice from its independent compensation consultant, which performs no other services for Jabil.

●

A majority of the compensation payable to our NEOs is performance-based, including our annual cash incentive program and our performance-based restricted stock unit awards, which vest over multi-year performance periods, if at all. Over 50% of our NEOs’ target compensation is linked to Jabil’s business and stock price performance.

●	Our compensation philosophy is to pay for performance and our goals are set at challenging levels.

●	We have stock ownership requirements for our NEOs.

●

We have adopted a clawback policy which allows us to recoup certain incentive-based incentive compensation paid to our executive officers in the event we restate financial statements due to material non-compliance with financial reporting requirements. We employ our NEOs “at will” without guaranteed or pre-existing employment, severance or change in control agreements.

●	Our NEOs participate in the same benefit plans as our salaried employees, with little or no special executive perquisites.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Jabil’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is advisory, and therefore not binding on Jabil, the Compensation Committee or the Board of Directors. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements. The Board of Director’s current policy is to hold annual say-on-pay votes, and thus, we expect that we will conduct our next say-on-pay vote at the Annual Meeting of Stockholders in 2026.

Jabil Inc. Fiscal Year 2024 Proxy Statement	51

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL: SHAREHOLDER OPPORTUNITY TO VOTE ON EXCESSIVE GOLDEN PARACHUTES

We received a stockholder proposal from John Chevedden for consideration at the Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. We have been notified that Mr. Chevedden has continuously owned no fewer than 100 shares of our common stock since July 1, 2021.

If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast will be required to approve the stockholder proposal. This proposal and supporting statement are quoted verbatim below.

STOCKHOLDER PROPOSAL

Proposal 4 — Shareholder Opportunity to Vote on Excessive Golden Parachutes

Shareholders request that the Board adopt a policy to seek shareholder approval of senior managers’ new or renewed pay package that provides for golden parachute payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus. This proposal only applies to Named Executive Officers.

Golden parachute payments include cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval at an annual meeting after material terms are agreed upon.

Generous performance-based pay can sometimes be justified but shareholder ratification of golden parachutes better aligns management pay with shareholder interests.

This proposal is relevant even if there are current golden parachute limits. A limit on golden parachutes is like a speed limit. A speed limit by itself does not guarantee that the speed limit will never be exceeded. Like this proposal the rules associated with a speed limit provide consequences if the limit is exceeded. With this proposal the consequences are a non-binding shareholder vote is required for unreasonably high golden parachutes.

This proposal places no limit on long-term equity pay or any other type pay. This proposal thus has no impact on the ability to attract executive talent or discourage the use of long-term equity pay because it places no limit on golden parachutes. It simply requires that extra large golden parachutes be subject to a non-binding shareholder vote at a shareholder meeting already scheduled for other matters.

Jabil Inc. Fiscal Year 2024 Proxy Statement	52

This proposal is relevant because the annual say on executive pay vote does not have a separate section for approving or rejecting golden parachutes.

The topic of this proposal received and between 51% and 65% support at:

FedEx

Spirit AeroSystems

Alaska Air

Delta Air Lines

Please vote yes:

Shareholder Opportunity to Vote on Excessive Golden Parachutes - Proposal 4

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

The Board has carefully considered the proposal. For the reasons outlined below, the Board believes that the proposal is not in the best interests of Jabil and its stockholders. Jabil has already adopted a cash severance policy that requires stockholder approval of any future executive officer arrangements, plans, or policies providing for cash severance benefits exceeding 2.99 times the sum of the executive officer’s base salary plus target annual bonus opportunity. The Board believes that our existing policy, which was thoughtfully designed to align with our executive compensation principles already provides appropriate protection against excessive severance payouts. Moreover, our stockholders have the ability to provide meaningful feedback on our executive compensation program and practices in voting on our annual say-on-pay proposal. Therefore, the Board recommends that stockholders vote AGAINST the proposal.

The proposal is unnecessary because Jabil already implemented a cash severance policy that requires stockholder approval of certain executive severance arrangements.

Our Compensation Committee has already adopted an Executive Officer Cash Severance Policy (the “Cash Severance Policy”), which requires stockholder approval of any future executive officer arrangements, plans, or policies providing for cash severance benefits exceeding 2.99 times the sum of the executive officer’s base salary plus target annual bonus opportunity. The policy was carefully tailored to further Jabil’s overall compensation philosophy that executive compensation opportunities should align with and enhance long-term stockholder value, while balancing the need to preserve Jabil’s ability to attract highly qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value. Our Board believes that our tailored Cash Severance Policy provides appropriate protection against excessive payouts, while providing the Compensation Committee with flexibility to tailor compensation arrangements, which may include severance provisions, allowing Jabil to maintain a competitive advantage to attract and retain highly qualified talent and drive stockholder value creation.

Stockholders already have opportunities to express their views on our post-termination compensation policies through our annual say-on-pay votes and year-round stockholder engagement program.

Jabil is deeply committed to engaging with our stockholders in an ongoing, constructive dialogue, including regarding executive compensation matters. Feedback received from stockholders helps to inform our approach to executive compensation. As a complement to our robust, year-round engagement program, our annual say-on-pay vote provides a meaningful opportunity for stockholders to share their feedback on our executive compensation programs. Reflective of this, at the most recent Annual Meeting of Stockholders held in January 2024, stockholders overwhelmingly supported our executive compensation programs, with the say-on-pay proposal receiving over 98% support.

Jabil Inc. Fiscal Year 2024 Proxy Statement	53

The proposal would restrict the flexibility of our Compensation Committee to structure effective compensation programs and discourage the use of at-risk, long-term incentive awards.

Our Compensation Committee has carefully developed our executive compensation program to link pay to performance. We make a majority of an executive’s overall target compensation dependent on the achievement of financial and strategic objectives and stock price performance. The Board believes that our long-term incentive awards are an important element of our executive compensation program as they help focus our executives on increasing stockholder value by incentivizing their contribution to Jabil’s long-term growth and performance.

A primary difference between our Cash Severance Policy and the overbroad policy requested in the proposal is that policy in the proposal would include the value of equity-based awards that is realized upon termination, even in the event of death, disability, or retirement, or in connection with a change in control of Jabil, in determining whether stockholder approval is required. As a result, the Board believes that adopting the requested policy could have the effect of discouraging or limiting the use of long-term incentive awards, in direct conflict with our executive compensation program’s objectives.

The Board believes that the Compensation Committee, composed entirely of independent directors, is best suited to develop and design executive compensation programs to align executive officers’ interests with those of stockholders in keeping with our executive compensation guiding principles. Introducing the additional restrictions requested by the proposal would limit the Compensation Committee’s ability to perform its duties and would also restrict the Compensation Committee’s efforts to carefully design compensation programs that align with the interests of our stockholders.

For all of these reasons, the Board recommends that you vote AGAINST this proposal.

Jabil Inc. Fiscal Year 2024 Proxy Statement	54

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL: DIRECTOR ELECTION RESIGNATION GOVERNANCE GUIDELINE

We received a stockholder proposal from the New York City Carpenters Pension Fund for consideration at the Annual Meeting. The Fund’s address is 395 Hudson Street, 9th Floor, New York, NY 10014. We have been notified that the Fund has continuously owned no fewer than 4,500 shares of our common stock since at least August 8, 2023.

If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast will be required to approve the stockholder proposal. This proposal and supporting statement are quoted verbatim below.

STOCKHOLDER PROPOSAL

Director Election Resignation Governance Guideline Proposal

Resolved: The shareholders of Jabil, Inc. (the “Company”) request that the Board adopt a new Director Election Resignation Governance Guideline (“Resignation Guideline” or “Guideline”) provision to address those situations when one or more incumbent Board nominees fail to receive the required majority vote for re-election. The Resignation Guideline shall provide that each director upon joining the Board tender an irrevocable conditional resignation conditioned on the director’s failure to receive the required majority vote support in an uncontested election. The Guideline shall provide that the Board in the exercise of its business judgment will determine whether acceptance or rejection of a tendered resignation is in the best interests of the Company. The Guideline shall further stipulate that if a director’s resignation is rejected and the director remains as a “holdover director” but is not re-elected at the next annual meeting of shareholders, that director’s second tendered resignation shall be effective ninety days after the vote certification.

Supporting Statement: Delaware corporate law holds that a director remains on a board until his or her successor is elected and qualified, or until he or she resigns or is removed from office. An incumbent director who fails to receive the required vote for election continues to serve as a “holdover director.” The Company’s current director resignation bylaw requires incumbent directors to tender an irrevocable resignation conditioned on the failure to be re-elected in an annual election. Board members then review a tendered resignation and decide whether the unelected director will remain on the Board.

The proposed Governance Guideline sets a more demanding director resignation review process. The Guideline provides for the Board’s exercise of its business judgment to determine whether to accept or reject the initial resignation of an incumbent director who fails to receive majority vote support, Importantly, the Guideline further holds that if a “holdover director” fails to be re -elected at the next annual meeting of shareholders. a new tendered resignation will be effective ninety days following the election vote certification. The Guideline honors the shareholder vote as the final word when a “holdover director” is not re-elected.

Shareholder director election voting rights under Delaware corporate law are foundational rights in the governance of corporations. The majority vote director election standard adopted by the Company gives shareholders voting rights that have legal effect. It is important that corporate director resignation guidelines and bylaws not undermine shareholder voting rights. The proposed Resignation Guideline strikes a proper balance between board discretion and shareholder director election voting rights, establishing shareholder voting in director elections as a more consequential governance right.

Jabil Inc. Fiscal Year 2024 Proxy Statement	55

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

The Board has carefully considered the proposal. For the reasons outlined below, the Board believes that the proposal is not in the best interests of Jabil and its stockholders. Our Bylaws already include a robust director resignation policy that balances director accountability to stockholders with the Board’s responsibility and authority to discharge its fiduciary duties. The Board believes that our existing policy, together with our strong governance practices, already empower our stockholders to hold the Board accountable. Therefore, the Board recommends that stockholders vote AGAINST the proposal.

Our Bylaws already include a robust director resignation policy that balances accountability to stockholders with the Board’s responsibility and authority to discharge its fiduciary duties.

Jabil understands the importance of strong, independent Board oversight, and our Board recognizes the essential role that our stockholders play in electing the directors who have the responsibility to provide that oversight. In keeping with that commitment, all members of the Board of Directors are elected annually by our stockholders and must receive a majority of the votes cast by our stockholders. In addition, we already have a director resignation policy codified in our Bylaws that was carefully designed to strike the appropriate balance between accountability to stockholders with the Board’s discretion and authority to act in the Company’s best interests, in accordance with its fiduciary duties.

Under our existing director resignation policy, if a director nominee in an uncontested election does not receive a majority of the votes cast, the director must tender his or her resignation to the Board. The Nominating & Corporate Governance Committee will consider the resignation of any director nominee who fails to receive the required vote in an uncontested election of directors and recommend to the Board the action to be taken. The Board would then determine whether or not to accept the resignation. Under the policy, the Board will act on the recommendation within 90 days, and the Board is then required to promptly publicly disclose its decision and rationale on a Form 8-K or press release. Our policy also expliclty prohibits any director who has tendered the required resignation from participating in the Nominating & Corporate Governance Committee’s recommendation or the Board’s decision.

Under Delaware law, our directors have fiduciary duties to our stockholders. In making business decisions consistent with this authority, directors owe duties of care and loyalty to Jabil and its stockholders, which requires directors to base decisions on what they reasonably believe to be in the best interests of the Jabil and its stockholders. The decision whether to accept a director’s resignation is one such business decision. These principles guide the Nominating & Corporate Governance Committee in making its recommendation to the Board, and the Board in making its ultimate decision whether to accept a director’s tendered resignation.

Furthermore, our director resignation policy is regularly reviewed as part of the Nominating & Corporate Governance Committee’s responsibilities, and the Board continues to believe that our current policy is in the best interests of stockholders.

The proposal’s rigid approach to director resignations would force the Board to act in a manner that does not serve the best interests of stockholders or Jabil.

Jabil Inc. Fiscal Year 2024 Proxy Statement	56

The proposal’s inflexible approach would mandate that a tendered resignation of any “holdover” director who fails to be re-elected at the next annual meeting of stockholders be effective 90 days after the vote certification, without regard to the Board’s authority to manage corporate affairs or the Board’s obligation to discharge its duties in a manner it reasonably believes to be in the best interests of the Company. Specifically, the policy would require that if a director’s initial resignation is rejected and the director remains on the board as a “holdover” director, and the director is not re-elected at the next annual meeting of stockholders, a second tendered resignation would automatically be effective 90 days after the vote certification. By requiring the Board of Directors to act under the requested standard, the proposal could create a situation where the Board would be forced to accept a director’s resignation even if it does not believe such action to be in Jabil’s and stockholders’ best interests.

The Board of Directors believes our current resignation policy, which is already set forth in our Bylaws and requires directors who fail to receive majority support to tender their resignation, protects stockholders, while allowing the Board to exercise its informed judgment by taking into consideration the relevant facts and circumstances facing Jabil and making a good-faith determination whether to accept a director’s resignation on that basis.

Our other strong governance policies further empower stockholders and promote Board accountability.

Our Board is committed to strong and effective corporate governance, and we believe that our current corporate governance practices empower stockholders to hold the Board accountable for its decisions, thereby making this proposal unnecessary. In keeping with that commitment, we have implemented numerous corporate governance measures that, together with our existing special meeting right, safeguard our stockholders’ interests:

●	Annual Election of Board of Directors—All Jabil directors are elected annually by the stockholders, and stockholders can remove directors with or without cause.

●

Stockholder Special Meeting Right—Jabil stockholders have the meaningful ability to call special meetings in appropriate circumstances and in response to feedback from our stockholders Jabil recently lowered the ownership threshold required to call a special meeting to 25%.

●

Proxy Access for Director Nominations—Jabil has adopted a proxy access Bylaw provision that allows stockholders owning 3% or more of our outstanding common stock, including groups of up to 20 stockholders who collectively own 3% or more of our outstanding stock, the right to nominate director candidates constituting up to 20% of our Board, and to solicit votes for those candidates using our proxy materials.

●

Majority Voting for Charter and Bylaws Amendments—Jabil’s charter and Bylaws do not have supermajority voting provisions, with stockholders being able to approve binding charter and Bylaw amendments with a majority vote.

For all of these reasons, the Board recommends that you vote AGAINST this proposal.

Jabil Inc. Fiscal Year 2024 Proxy Statement	57

BENEFICIAL OWNERSHIP

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Record Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the named executive officers (“NEOs”) listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group; and (iv) each person known by Jabil to beneficially own more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 111,693,059 shares of Jabil’s common stock were outstanding as of the Record Date.

Principal Stockholders:	Number of Shares	Percent of Total

The Vanguard Group(1) 100 Vanguard Boulevard, Malvern, PA 19355	15,070,042	13.49%

BlackRock, Inc.(2) 50 Hudson Yards, New York, NY 10001	10,275,465	9.20%

Directors:

Anousheh Ansari	39,600	*

Michael Dastoor(3)	30,445	*

Christopher Holland	15,000	*

Mark Mondello	1,432,189	1.28%

John Plant	54,600	*

Steven Raymund	139,108	*

James Siminoff	1,300	*

David Stout	67,300	*

N.V. “Tiger” Tyagarajan	1,300	*

Kathleen Walters	20,200	*

Named Executive Officers (other than Mr. Dastoor and Mr. Mondello):

Greg Hebard	8,589	*

Steven Borges	27,443	*

Frederic McCoy	45,129	*

Gerald Creadon	0	*

Kenneth Wilson	0	*

All current directors and executive officers as a group (20 persons)	1,928,710	1.73%

         * Less than one percent.

(1)

Derived from a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 13, 2024, reporting beneficial ownership as of December 29, 2023. According to the Schedule, Vanguard had sole voting power over 0 shares, shared voting power over 157,660 shares, sole dispositive power over 14,627,319 shares and shared dispositive power over 442,723 shares.

(2)

Derived from a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 26, 2024, reporting beneficial ownership as of December 31, 2023. According to the Schedule, BlackRock had sole voting power over 9,577,394 shares, shared voting power over 0 shares, sole dispositive power over 10,275,465 shares and shared dispositive power over 0 shares.

(3)	Mr. Dastoor is also Chief Executive Officer, and thus is a NEO.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Jabil’s executive officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file. Based solely on our review of the reports filed with the SEC and written representations that no other reports were required under Section 16(a) of the Exchange Act, we believe that all Section 16(a) filing requirements were met during fiscal 2024, with the exception of one Form 3 filed late on behalf of each of Gary Schick, Matthew Crowley and Andrew Priestley when EDGAR codes were first received after the applicable filing dates; and one Form 4 reporting a gift filed late on behalf of Mr. Stout, due to an administrative error.

Jabil Inc. Fiscal Year 2024 Proxy Statement	58

ABOUT THE MEETING

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by:

•	delivering to Jabil’s Corporate Secretary a written notice of revocation or a duly executed proxy with a later date,
•	voting via the Internet or telephone at a later date, or
•	attending the virtual Annual Meeting and voting online.

Solicitation Fees and Expenses

We are making this solicitation and will bear its costs. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we will pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Voting Standards; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on November 29, 2024 (the “Record Date”) must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum. As of the Record Date, there were 111,693,059 shares of Jabil common stock outstanding.

Each stockholder of record is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal or elects to vote on a particular proposal without receiving voting instructions from the beneficial owner. Broker non-votes, if any, are not considered shares entitled to vote on any matter.

No dissenters’ or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for consideration at the Annual Meeting.

Proposal 1

Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, a plurality voting standard will apply. In Proposal 1, we have nominated nine directors for election at the Annual Meeting and, because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the election of directors is an uncontested election.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors.

If an incumbent director does not receive more than 50% of the votes actually cast, then the incumbent director will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to

Jabil Inc. Fiscal Year 2024 Proxy Statement	59

the Board of Directors whether to accept such offer. The Board will act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”

Proposals 2, 3, 4 and 5

Proposals 2, 3, 4 and 5 are approved by an affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each Proposal. Abstentions and broker non-votes, if any, will have no effect on the approval of Proposals 2, 3, 4 and 5.

Meeting Access and Additional Information

You are entitled to attend the virtual Annual Meeting only if you were a stockholder of record as of Record Date, or you hold a valid proxy for the Annual Meeting. You may attend the Virtual Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/JBL2025 and using your 16-digit control number to enter the meeting provided on the Notice of Internet Availability of Proxy Materials (“Notice”) or your proxy card (if applicable). Please follow the directions, which are posted on the platform during the virtual meeting for technical support if needed. Stockholders whose shares are held in “street name” and who do not receive a control number should consult their voting instruction form or Notice of Internet Availability and may need to obtain a legal proxy from their brokerage firm, bank or other organization in advance of the virtual annual meeting in order to participate.

Voting via the Internet or Telephone

For Shares Directly Registered in the Name of the Stockholder

If your shares are registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), Jabil’s transfer agent, you may vote as set forth on the Notice, or, if you received paper copies in the mail of the proxy materials, by mailing in the proxy or via the Internet or telephone as described in the proxy card.

Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the Notice or the proxy card. Votes submitted via the Internet or telephone by a registered stockholder must be received by 11:59 p.m. (ET) on January 22, 2025.

For Shares Registered in the Name of a Brokerage or Bank

If your shares are held in an account at a brokerage firm, bank or other organization, then you are the beneficial owner of shares held in “street name” and you will receive instructions on how to vote from the holder of record. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (ET) on January 22, 2025.

Notice and Access

We are delivering proxy materials to many stockholders via the Internet under the Notice and Access rules of the SEC. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request and the proxy materials will be sent promptly to you via the preferred method.

You may elect to receive future notices of meetings and proxy materials electronically via the Internet, if then made available by Jabil. If you have previously consented to Jabil’s Internet delivery program, your consent will remain in effect until you cancel your enrolment, which you are free to do at any time. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy materials. Instructions to participate in the Internet delivery program are set forth on the Notice and proxy card. When next year’s proxy materials are available, you may be sent an e-mail telling you how to access them electronically. Please note that, while we are using the rules enacted by the SEC regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, we may decide to change our procedures for the distribution of our proxy materials next year.

Jabil Inc. Fiscal Year 2024 Proxy Statement	60

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Deadline for Receipt of Stockholder Proposals for Jabil’s Next Annual Meeting in January 2026.

Proposals that are intended to be presented by such stockholders at Jabil’s Annual Meeting of Stockholders in 2026 pursuant to Rule 14a-8 promulgated under the Exchange Act must be submitted and comply with all applicable requirements of Rule 14a-8 and must be received by Jabil no later than August 14, 2025, in order to be considered for possible inclusion in the Proxy Statement and form of proxy relating to that meeting.

If a stockholder or group of stockholders intends to nominate one or more director nominees to be included in Jabil’s proxy materials for Jabil’s Annual Meeting of Stockholders in 2026 pursuant to the proxy access provisions of our Bylaws, proper written notice of any such nomination must be received by our Corporate Secretary at 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716, Attention: Corporate Secretary no earlier than the close of business on July 15, 2025 and not later than the close of business on August 14, 2025, and the nominating stockholder(s) and director nominee(s) must otherwise comply with the requirements specified in our Bylaws. If the date of Jabil’s Annual Meeting of Stockholders in 2026 is more than 30 days before or after the anniversary of the Annual Meeting of Stockholders in 2025, such notice must be received not earlier than the close of business on the 150th day prior to such meeting and not later than the close of business on the later of the 120th day prior to such meeting or the 10th day following the public announcement of the meeting date. Any such notice must include the information specified in our Bylaws.

Our Bylaws provide that, for any stockholder proposal or director nomination (other than stockholder proposals submitted under Rule 14a-8 and director nominations submitted under the proxy access provisions of our Bylaws) to be properly presented at the Annual Meeting of Stockholders in 2026, our Corporate Secretary must receive notice of the matter no later than August 14, 2025. Any such notice must be mailed to our corporate headquarters located at 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716, Attention: Corporate Secretary. Any such notice must include the information specified in our Bylaws and otherwise comply with the advance notice provisions of our Bylaws (which includes the timing and other requirements for nominations for which a stockholder intends to solicit proxies pursuant to Rule 14a-19 promulgated under the Exchange Act).

Eliminating Duplicate Mailings

We have adopted a procedure called “householding” under which we may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of the stockholders. This procedure reduces the environmental impact of our annual meetings and printing and mailing costs. Stockholders who participate in householding will continue to be able to vote separately. If you wish to receive a separate copy of the Proxy Statement and Annual Report or if you wish to receive separate copies of future annual reports and proxy statements, then you may contact our Investor Relations Department by (i) mail at Jabil Inc., Attention: Investor Relations, 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716, (ii) telephone at (727) 577-9749, or (iii) email at investor_relations@Jabil.com, and we will promptly deliver a separate copy to you.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.

Jabil Inc. Fiscal Year 2024 Proxy Statement	61

Other Procedural Matters

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend. Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting, and a copy will be provided without charge upon the written request of any stockholder entitled to vote at the Annual Meeting. Such request should be directed to our Investor Relations Department by mail at Jabil Inc., Attention: Investor Relations, 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716.

THE BOARD OF DIRECTORS

St. Petersburg, Florida

December 12, 2024

Jabil Inc. Fiscal Year 2024 Proxy Statement	62

Appendix A

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

Jabil presents certain non-GAAP financial measures within the meaning of the SEC’s Regulation G in this Proxy Statement. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. Also, our “core” financial measures should not be construed as an inference by us that our future results will be unaffected by those items that are excluded from our “core” financial measures.

Jabil believes that the non-GAAP “core” financial measures set forth below are useful to facilitate evaluating the past and future performance of our ongoing manufacturing operations over multiple periods on a comparable basis by excluding the effects of the amortization of intangibles, stock-based compensation expense and related charges, restructuring, severance and related charges, distressed customer charges, loss on disposal of subsidiaries, settlement of receivables and related charges, impairment of notes receivable and related charges, goodwill impairment charges, business interruption and impairment charges, net, gain from the divestiture of businesses, acquisition and divestiture related charges, loss on debt extinguishment, (gain) loss on securities, income (loss) from discontinued operations, gain (loss) on sale of discontinued operations and certain other expenses, net of tax and certain deferred tax valuation allowance charges. Among other uses, management uses non-GAAP “core” financial measures to make operating decisions, assess business performance and as a factor in determining certain employee performance when evaluating incentive compensation.

Jabil determines the tax effect of the items excluded from “core” earnings and “core” diluted earnings per share based upon evaluation of the statutory tax treatment and the applicable tax rate of the jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain jurisdictions where we do not expect to realize a tax benefit (due to existing tax incentives or a history of operating losses or other factors resulting in a valuation allowance related to deferred tax assets), a reduced or 0% tax rate is applied.

Adjusted free cash flow is defined as net cash provided by (used in) operating activities less net capital expenditures (acquisition of property, plant and equipment less proceeds and advances from the sale of property, plant and equipment). We report adjusted free cash flow as we believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally and fund future growth and to provide a return to stockholders.

For additional information about non-GAAP financial measures, see our Form 10-K for the period ended August 31, 2024, under “MD&A-Non-GAAP (Core) Financial Measures.”

Jabil Inc. Fiscal Year 2024 Proxy Statement	A-1

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth below.

(in millions, except for per share data)	August 31, 2024	August 31, 2023	August 31, 2022

Operating income (U.S. GAAP)	$2,013	$1,537	$1,393

Amortization of intangibles	40	33	34

Stock-based compensation expense and related charges	89	95	81

Restructuring, severance and related charges(1)	296	57	18

Net periodic benefit cost(2)	6	11	17

Business interruption and impairment charges, net(3)	16	-	-

Gain from the divestiture of businesses(4)	(942)	-	-

Acquisition and divestiture related charges(4)	70	-	-

Adjustments to operating income	(425)	196	150

Core operating income (Non-GAAP)	$1,588	$1,733	$1,543

Net income attributable to Jabil Inc. (U.S. GAAP)	$1,388	$818	$996

Adjustments to operating income	(425)	196	150

Loss on debt extinguishment	-	-	4

Net periodic benefit cost(2)	(6)	(11)	(17)

Adjustments for taxes(5)	99	169	(28)

Core earnings (Non-GAAP)	$1,056	$1,172	$1,105

Diluted earnings per share (U.S. GAAP)	$11.17	$6.02	$6.90

Diluted core earnings per share (Non-GAAP)	$8.49	$8.63	$7.65

Diluted weighted average shares outstanding (U.S. GAAP and Non-GAAP)	124.3	135.9	144.4

(1)

Charges recorded during the fiscal year ended August 31, 2024, related to the 2024 Restructuring Plan. Charges recorded during the fiscal year ended August 31, 2023, related to headcount reduction to further optimize our business activities.

(2)

Pension service cost is recognized in cost of revenue and all other components of net periodic benefit cost, including return on plan assets, are presented in other expense. We are reclassifying the pension components in other expense to core operating income as we assess operating performance, inclusive of all components of net periodic benefit cost, with the related revenue. There is no impact to core earnings or diluted core earnings per share for this adjustment.

(3)

Charges recorded during the fiscal year ended August 31, 2024, related to costs associated with product quality liabilities, which is classified as a component of cost of revenue and selling, general and administrative expenses in the Consolidated Statements of Operations.

(4)

We completed the divestiture of our Mobility Business and recorded a pre-tax gain of $942 million, subject to certain post-closing adjustments that are still being finalized. We incurred $70 million of acquisition and divestiture related charges during the fiscal year ended August 31, 2024, primarily related to the divestiture of our Mobility Business.

(5)

The majority of the adjustment for taxes for the fiscal year ended August 31, 2024, was driven by income tax expense associated with the divestiture of the Mobility Business. The adjustment for taxes for the fiscal year ended August 31, 2023, primarily related to a change in the indefinite reinvestment assertion associated with operations that were classified as held for sale.

	Fiscal Year Ended
(in millions)	August 31, 2024	August 31, 2023

Net cash provided by operating activities (U.S. GAAP)	$1,716	$1,734

Acquisition of property, plant and equipment (“PP&E”)(6)	(784)	(1,030)

Proceeds and advances from sale of PP&E(6)	123	322

Adjusted free cash flow (Non-GAAP)	$1,055	$1,026

(6)

Certain customers co-invest in PP&E with us. As we acquire PP&E, we recognize the cash payments in acquisition of PP&E. When our customers reimburse us and obtain control, we recognize the cash receipts in proceeds and advances from the sale of PP&E.

Jabil Inc. Fiscal Year 2024 Proxy Statement	A-2

SCAN TO
VIEW MATERIALS & VOTE
JABIL INC.
10800 ROOSEVELT BOULEVARD NORTH ST. PETERSBURG, FLORIDA 33716
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/JBL2025
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V59860-P21404 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY JABIL INC.
The Board of Directors recommends a vote FOR all nine (9) director nominees listed, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.
1. Elect nine directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.
Nominees:
For Against Abstain
For Against Abstain
2. Ratify the appointment of Ernst & Young LLP as Jabil’s
1a. Anousheh Ansari
independent registered public accounting firm for the fiscal year ending August 31, 2025. 1b. Michael Dastoor 3. Approve (on an advisory basis) Jabil’s executive compensation. 1c. Christopher S. Holland For Against Abstain 4. Vote on a stockholder proposal requesting that the Board 1d. Mark T. Mondello adopt a policy to seek stockholder approval of certain termination pay arrangements. 1e. John C. Plant 5. Vote on a stockholder proposal requesting director election resignation governance guidelines. 1f. Steven A. Raymund NOTE: Stockholders also will consider any other matters that may properly come before the Annual Meeting. 1g. James Siminoff 1h. N.V. “Tiger” Tyagarajan i. Kathleen A. Walters Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
V59861-P21404
JABIL INC.
Annual Meeting of Stockholders
January 23, 2025 10:00 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Kristine Melachrino and Susan Wagner-Fleming, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Inc., to be held virtually at www.virtualshareholdermeeting.com/JBL2025, on Thursday, January 23, 2025, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting and any adjournment or postponement thereof.
THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS JABIL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2025, (3) FOR THE APPROVAL (ON AN ADVISORY BASIS) OF JABIL’S EXECUTIVE COMPENSATION AND (4-5) AGAINST THE STOCKHOLDER PROPOSALS DESCRIBED IN THE PROXY STATEMENT.
The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY INTERNET OR BY TELEPHONE.
Continued and to be signed on reverse side